Exhibit 10.1

$110,000,000

CREDIT AGREEMENT

Dated as of August 31, 2006

Among

SECURE COMPUTING CORPORATION

as Borrower,

THE LENDERS PARTY HERETO,

CITICORP USA, INC.,

as Administrative Agent and Swingline Lender,

and

UBS SECURITIES LLC,

as Syndication Agent

CITIGROUP GLOBAL MARKETS INC.

and

UBS SECURITIES LLC,

as Joint Lead Arrangers,

and

CITIGROUP GLOBAL MARKETS INC.

and

UBS SECURITIES LLC,

as Joint Bookrunners

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Collateral Agreement
Exhibit E	Form of Solvency Certificate
Exhibit F-1	Form of Term Loan Note
Exhibit F-2	Form of Revolving Loan Note
Exhibit G	Form of Intercompany Note

Schedule 1.01(a)	Pro Forma EBITDA
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.16	Environmental Matters
Schedule 3.20	Labor Matters
Schedule 3.21	Insurance
Schedule 3.23	Acquisition Agreement
Schedule 3.24(a)	Claims against Intellectual Property
Schedule 3.24(b)	Intellectual Property
Schedule 3.24(c)	Intellectual Property
Schedule 3.25	Agreements
Schedule 4.02(b)	Local Counsel
Schedule 4.02(k)	Outstanding Indebtedness
Schedule 5.13	Post-Closing Collateral Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

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CREDIT AGREEMENT dated as of August 31, 2006 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among SECURE COMPUTING CORPORATION, a Delaware corporation (“Borrower”), CIPHERTRUST, INC., a Georgia corporation, as a Subsidiary Loan Party (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the LENDERS party hereto from time to time, CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”), for the Lenders and as Swingline Lender, CITIBANK, N.A., as Issuing Bank, UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”) and CITIGROUP GLOBAL MARKETS INC. and UBS SECURITIES LLC, as joint lead arrangers (collectively and in such capacities, the “Joint Lead Arrangers”) and as joint bookrunners.

Pursuant to and in connection with the Acquisition Agreement (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article I) and the transactions contemplated thereby, it is intended that (a) the Acquisition will be consummated in accordance with the terms of the Acquisition Agreement and (b) the Transaction Costs will be paid.

The Borrower has requested that the Lenders extend credit in the form of (a) Term Loans on the Closing Date in an aggregate principal amount of $90.0 million and (b) Revolving Facility Loans, Swingline Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date in an aggregate principal amount at any time outstanding not in excess of $20.0 million.

The Lenders are willing to extend such credit to the Borrower, the Swingline Lender is willing to make Swingline Loans to the Borrower and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquisition” shall mean the acquisition of CipherTrust, Inc., a Georgia corporation, by the Borrower pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the collective reference to the Agreement and Plan of Merger, dated as of July 11, 2006, among CipherTrust, Inc., a Georgia corporation, the Borrower, Merger Sub and CT Shareholders’ Representative LLC, a Georgia limited liability company, and all material exhibits and schedules to such agreement as amended on July 14, 2006, August 1, 2006 and August 30, 2006.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, no Agent or Lender shall be deemed to be an Affiliate of any Loan Party by virtue of its execution of this Agreement.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent and the Syndication Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean a rate per annum equal to the greater of (a) the Base Rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Law” shall have the meaning assigned to such term in Section 3.22(a).

“Applicable Margin” shall mean, for any day, 3.25% per annum in the case of any Eurocurrency Loan and 2.25% per annum in the case of any ABR Loan; provided that on and after the first Adjustment Date, the Applicable Margin for Revolving Facility Loans, Term Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Assignee” shall have them meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.05(c).

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure (excluding the Swingline Exposure of such Revolving Facility Lender) of such Revolving Facility Lender at such time.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by Citibank, N.A. from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $500,000.

“Borrowing Multiple” shall mean $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures made in cash and incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and its Subsidiaries shall not include:

(a) expenditures to the extent they are made with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a)),

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries,

(c) interest capitalized during such period,

(d) expenditures that constitute operating lease expenses,

(e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Borrower or any Subsidiary) and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(f) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(g) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(h) expenditures that constitute the Acquisition,

(i) expenditures to the extent they are financed with the proceeds of a disposition of used, obsolete, worn out or surplus equipment or property in the ordinary course of business, or

(j) any expenditure made with the proceeds of an issuance of Equity Interests of Borrower after the Closing Date.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Management Obligations” shall mean obligations owed by any Loan Party to any Lender or Affiliate of any Lender in respect of any overdraft and related liabilities arising from treasury and cash management services or any automated clearing house transfer of funds.

A “Change in Control” shall mean:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower, or

(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by persons who were not nominated or appointed by the board of directors of Borrower or by the Sponsor, directly or indirectly.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“CipherTrust” shall mean CipherTrust, Inc., a Georgia corporation.

“Closing Date” shall mean August 31, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and any other property subject or purported to be subject from time to time to a Lien under any Security Document and shall also include the Mortgaged Properties provided, however, that, notwithstanding the foregoing, Collateral shall not include (i) any outstanding stock of a Controlled Foreign Subsidiary in excess of 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of such Controlled Foreign Subsidiary entitled to vote or (ii) any asset of a Controlled Foreign Subsidiary (within the meaning of Treasury Regulation § 1.956-2(c)(2) or any successor provision thereto) or any subsidiary of a Controlled Foreign Subsidiary. For the avoidance of doubt, any stock of another corporation owned by a Controlled Foreign Subsidiary is an asset of a Controlled Foreign Subsidiary.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit D, among the Borrower, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Administrative Agent shall have received (I) from the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (II) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is not a Loan Party and that is an Affiliate of a Loan Party;

(b) on the Closing Date or as otherwise provided in the Collateral Agreement, the Administrative Agent shall have received (I) a pledge of all the issued and outstanding Equity Interests of (A) each Domestic Subsidiary owned on the Closing Date directly by or on behalf of Borrower or any Subsidiary Loan Party; (II) a pledge of 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each “first tier” Foreign Subsidiary domiciled in the United Kingdom directly owned by Borrower or a Subsidiary Loan Party, such pledge to be made pursuant to a Foreign Pledge Agreement; (III) a pledge of 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each other “first tier” Foreign Subsidiary directly owned by Borrower or a Subsidiary Loan Party and (IV) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) on the Closing Date and at all times thereafter, all Indebtedness of Borrower and each Subsidiary that is not a Controlled Foreign Subsidiary (other than to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by an Intercompany Note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such Intercompany Notes, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party within the period of time specified in Section 5.10(d);

(e) in the case of any person that becomes a “first tier” Foreign Subsidiary directly owned by the Borrower or a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received, as promptly as practicable within the period of time specified in Section 5.10(e) following a request by the Administrative Agent, a pledge of 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of such Foreign Subsidiary and, if reasonably requested by the Administrative Agent, a Foreign Pledge Agreement, duly executed and delivered on behalf of such Foreign Subsidiary and the direct parent company of such Foreign Subsidiary;

(f) after the Closing Date, all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g), all the Equity Interests that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Loan Party be pledged to secure Obligations of the Borrower, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary be pledged to secure Obligations of the Borrower), and the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) except as contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been executed, filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document or a supplement thereto within the period of time specified therein;

(h) in connection with each Mortgage required pursuant to Section 5.10(c), the Administrative Agent shall receive (i) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage to be entered into as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (ii) a survey of any Mortgaged Property (and all improvements thereon), or foreign equivalent thereof, as applicable, which is (1) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (2) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title insurance company insuring the Mortgage, (3) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (4) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Administrative Agent or an affidavit of no change to an existing survey; provided that such title insurance company issues the title insurance policy with full survey coverage, including all survey-related endorsements; and

(i) except as disclosed on Schedule 3.04 or as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” shall mean a rate equal to 0.50% per annum; provided that on and after the first Adjustment Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) to the extent applicable to such Conduit Lender, be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness within the meaning of clause (a), (b), (d), (e) (to the extent, in the case of clause (e), any payments are actually made in respect of such Guarantees) or (f) of the definition of “Indebtedness” (other than letters of credit to the extent undrawn); provided that the Merger Note will not be included in “Consolidated Debt”.

“Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis; provided, further, that if the last paragraph of the definition of EBITDA is applicable for any period for which EBITDA is to be used to calculate Consolidated Leverage Ratio, EBITDA shall only be determined on a Pro Forma Basis for any events specified in the definition of Pro Forma Basis if such events occur following the Closing Date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after-tax (A) extraordinary or (B) unusual gains or losses or income or expenses (less all fees and expenses relating thereto) including, without limitation, any severance expenses, and fees, expenses or charges related to any offering of Equity Interests of Borrower, any Investment or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded, provided, however, that the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such extraordinary or unusual gains or losses or income or expenses and calculations supporting them in reasonable detail,

(ii) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(v) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vi) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Transactions shall be excluded,

(vii) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded,

(viii) any currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) shall be excluded,

(ix) any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 shall be excluded,

(x) any non-cash compensation expenses realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded, and

(xi) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Foreign Subsidiary” means a Foreign Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.02(a).

“Debt Service” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, Interest Expense paid in cash for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to Borrower and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Borrower and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and its Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(ii) Interest Expense of the Borrower and its Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and its Subsidiaries for such period,

(iv) restructuring charges; provided, that with respect to each restructuring charge, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such charge and stating that such charge is a restructuring charge,

(v) any other non-cash charges; provided that, for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(vi) the deferred revenue eliminated as a consequence of the application of purchase accounting adjustments as a consequence of the acquisition of CipherTrust, Inc. shall be included for the fiscal periods that such revenue would otherwise have been recognized, and minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash charges increasing Consolidated Net Income of the Borrower and its Subsidiaries for such period (but excluding any such charges (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period). Notwithstanding the foregoing, EBITDA shall exclude other income.

For purposes of this Agreement, EBITDA for the quarter ended March 31, 2006 shall be deemed to be $8.7 million, for the quarter ended June 30, 2006 shall be $2.8 million and for the quarter ended September 30, 2006 shall be as determined by Borrower on a pro forma basis as if the Acquisition had occurred on July 1, 2006.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating to preservation or protection of the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to exposure to Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period,

(b) (i) Capital Expenditures by the Borrower and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash to the extent permitted hereunder and (ii) the aggregate consideration paid in cash during the Excess Cash Flow Period in respect of Investments permitted hereunder to the extent not financed with the proceeds of Indebtedness other than the Loans (less any amount received in respect thereof as a return of capital),

(c) Capital Expenditures that the Borrower or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow Period,

(d) Taxes paid in cash by the Borrower and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries,

(e) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not deducted in the computation of EBITDA or Interest Expense during such Excess Cash Flow Period,

(f) Investments permitted hereunder made pursuant to Section 6.04 during such Excess Cash Flow Period,

(g) amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting, and

(h) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,

(1) all proceeds received during such Excess Cash Flow Period of Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings),

(2) all amounts referred to in clause (a) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, Borrower after the Closing Date (to the extent not previously used to prepay Indebtedness (other than Revolving Facility Loans or Swingline Loans), make any investment or capital expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior Excess Cash Flow Period) or any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(3) to the extent any permitted Capital Expenditures referred to in clause (c) above and the delivery of the related equipment do not occur in the following Excess Cash Flow Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (b) above, the amount of such Capital Expenditures that were not so made in such following Excess Cash Flow Period,

(4) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Interest Expense,

(5) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(6) to the extent deducted in the computation of EBITDA, cash interest income, and

(7) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Borrower or any Subsidiary or (y) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower commencing with the 2007 fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income, however denominated, (or franchise taxes or minimum Taxes imposed in lieu of net income taxes) by a jurisdiction as a result of the Administrative Agent, such Lender, such Issuing Bank or such other recipient being organized or having its principal office in or, in the case of any Lender, having its applicable Lending Office in such jurisdiction or otherwise imposed as a result of a connection between the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, as applicable, and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Administrative Agent, Lender, Issuing Bank or other such recipient of payment having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Agreement), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender (other than a Lender who became a Lender pursuant to a request by a Borrower pursuant to Section 2.19(b)), (x) any United States federal withholding tax imposed under a law that is in effect at the time such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) and (y) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e) or (f) with respect to such Loan.

“Executive Order” shall have the meaning assigned to such term in Section 3.22(a).

“Facility” shall mean the applicable facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Closing Date there are two Facilities, i.e., the Term Facility and the Revolving Facility.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter dated July 14, 2006 by and among the Borrower, the Agents and the Joint Lead Arrangers.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, vice president of finance, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 6.11 and 6.12.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary with respect to employees employed outside the United States, which provides, or results in, retirement income, a deferral of income in contemplation of retirement, and which is not subject to ERISA or the Code.

“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a “first tier” Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and accompanied by an opinion of counsel in such relevant jurisdiction as to the perfection of the Administrative Agent’s security interest in such Equity Interests; provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary be pledged to secure Obligations of the Borrower.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as reasonably determined by the Borrower in good faith. The term “Guarantee” used as a verb has the corresponding meaning.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation or which would reasonably be likely to give rise to liability under applicable Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls or radon gas.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated August 2006, as modified or supplemented prior to the Closing Date.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.24(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit G.

“Interest Coverage Ratio” shall have the meaning assigned to such term in Section 6.11.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last Business Day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, available to all relevant Lenders), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, unless the Administrative Agent shall otherwise agree, that with respect to periods commencing prior to the 31st day after the Closing Date, the Borrower shall only be permitted to request Interest Periods of one month; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean Citibank, N.A., and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and, solely with respect to an Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender that issued such Existing Letter of Credit. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The aggregate amount of the L/C Commitment shall initially be $5.0 million, but shall in no event exceed the Revolving Commitment.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available when required hereunder its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by the principal London office of the bank serving as the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities to the extent that any such right is intended to have an effect equivalent to that of a security interest in such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and any Note issued under Section 2.09(e), and solely for the purposes of Sections 4.02(h) and 7.01(c) hereof, the Fee Letter.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $2.0 million.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger Note” shall have the meaning assigned to such term in the Acquisition Agreement and shall be (i) in the form attached to the Acquisition Agreement (as in effect on the Closing Date) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) in the amount required by the Acquisition Agreement as in effect on the Closing Date.

“Merger Sub” shall mean Peach Acquisition Corp., a Georgia corporation.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each real property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust or deeds to secure debt delivered pursuant to Section 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any Subsidiary of the Borrower (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of, any asset or assets of the Borrower or any Subsidiary of the Borrower (other than those pursuant to Section 6.05(a), (b), (c), (e), (f) or (i)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to the Subordinated Debt or any Permitted Refinancing Indebtedness in respect thereto), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof; provided that if no Event of Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and its Subsidiaries within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used or not contractually committed to be so used within such 12-month period (it being understood that if any portion of such proceeds are not so used within such 12-month period because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used or, in any event, if such proceeds are not used within 180 days of such commitment (in the case of proceeds from any consensual sale, transfer or disposition) or one year of such commitment (in any other case), such remaining portion shall constitute Net Proceeds as of the date of such termination or expiration without giving effect to this proviso), and provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $100,000 and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $2.0 million;

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale; and

(c) 50% of the cash proceeds of (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Borrower.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Administrative Agent.

“Permitted Cure Security” shall mean an equity security of Borrower having no mandatory redemption, repurchase or similar requirements prior to the date that is 180 days after the Term Facility Maturity Date (as in effect on the Closing Date), and upon which all dividends or distributions (if any) shall, prior to the date that is 180 days after the Term Facility Maturity Date (as in effect on the Closing Date), be payable solely in additional shares of such equity security.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding one year from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced or the Term Loans, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) except as set forth in clause (x) of the immediately succeeding proviso, if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement provided, however, that, notwithstanding anything to the contrary, Pledged Collateral shall not include (i) any outstanding stock of a Controlled Foreign Subsidiary in excess of 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of such Controlled Foreign Subsidiary entitled to vote or (ii) any asset of a Controlled Foreign Subsidiary (within the meaning of Treasury Regulation § 1.956-2(c)(2) or any successor provision thereto or a subsidiary of a Controlled Foreign Subsidiary. For the avoidance of doubt, any stock of another corporation owned by a Controlled Foreign Subsidiary is an asset of a Controlled Foreign Subsidiary.

“Post-Closing Items” shall have the meaning assigned to such term in Section 5.13.

“Pricing Grid” shall mean the table set forth below:

Consolidated Leverage Ratio	Applicable Margin for ABR Revolving Loans and Swingline Loans	Applicable Margin for Eurocurrency Revolving Loans and Swingline Loans	Applicable Margin for ABR Term Loans	Applicable Margin for Eurocurrency Term Loans	Commitment Fee Rate
Greater than or equal to 2.5 to 1.0	2.25%	3.25%	2.25%	3.25%	0.500%
Less than 2.5 to 1.0, but greater than or equal to 1.75 to 1.0	2.00%	3.00%	2.00%	3.00%	0.500%
Less than 1.75 to 1.0	1.75%	2.75%	2.00%	3.00%	0.375%

For the purposes of the Pricing Grid, changes in the Applicable Margin for Revolving Loans, Term Loans or the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date following the Closing Date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.12.

“Primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent four consecutive fiscal quarter period (the “Reference Period”) ended on or before the occurrence of such event for which financial statements have been delivered for the quarter or fiscal year ending on the last day of such period pursuant to Section 5.04, or if such events occur on or before June 30, 2006, financial statements for the Borrower and its subsidiaries generated by the Borrower that generally comply with Section 5.04: (i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition, any discontinued operation or any operational change (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest

Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an asset disposition, discontinued operation or operational change (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset disposition or other similar transaction, as follows: (x) for purposes of determining the Applicable Margin, such adjustments shall reflect demonstrable operating expense reductions and other demonstrable operating improvements or synergies that would be includable in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act; and (y) for purposes of determining compliance with the Financial Performance Covenants and achievement of other financial measures provided for herein, such adjustments may reflect additional operating expense reductions and other additional operating improvements or synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken, are estimated on a good faith basis by the Borrower; provided, however, that the aggregate amount of any such adjustments with respect to operational changes shall not exceed $3 million in any fiscal year. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements and synergies and information and calculations supporting them in reasonable detail.

“Pro Forma EBITDA” shall have the meaning assigned to such term in Section 3.05(a).

“Pro Forma Financial Statements” shall have the meaning assigned to such term in Section 3.05(a).

“Projections” shall mean the projections of the Borrower and its Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any Subsidiary prior to the Closing Date.

“Qualified Capital Stock” means any Equity Interests of any Person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash, (b) become mandatorily redeemable or redeemable at the option of the holder thereof (other than pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise prior to the date that is 91 days after the Term Facility Maturity Date (as in effect on the Closing Date), (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests that are not Qualified Capital Stock, or (d) contain any maintenance covenants, other covenants adverse to the Lenders or remedies (other than voting rights and increases in dividends).

“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to any Excess Cash Flow Period, 50%; provided that if the Consolidated Leverage Ratio at the end of such Excess Cash Flow Period is less than or equal to 2.00:1.00, such percentage shall be 25%.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The initial aggregate amount of the Revolving Facility Commitments is $20.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (x) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (y) such Revolving Facility Lender’s (i) Swingline Exposure and (ii) Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b).

“Revolving Facility Maturity Date” shall mean August 31, 2012 or, if such date is not a Business Day, the Business Day immediately preceding such date.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall mean a public or private offering by a Lender or any of its direct or indirect Affiliates or their respective successors and assigns, of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and Loan Documents.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Foreign Pledge Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Social Security Act” shall mean the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed to refer to any successor sections.

“Sponsor” shall mean Warburg Pincus LLC.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subordinated Debt” shall mean Indebtedness of Borrower or any Subsidiary Loan Party that is by its terms subordinated in right of payment to the Obligations of Borrower and such Subsidiary Loan Party, as applicable.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean (A) each Wholly Owned Subsidiary of the Borrower that is not a Foreign Subsidiary and (B) each Domestic Subsidiary of the Borrower other than any Domestic Subsidiary that is a subsidiary of a Controlled Foreign Subsidiary.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Closing Date is $5.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Citicorp USA, Inc., in its capacity as a lender of Swingline Loans, and its successor(s) in such capacity.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Facility Maturity Date” shall mean August 31, 2013 or, if such date is not a Business Day, the Business Day immediately preceding such date.

“Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term Loans as set forth in Section 2.01. The aggregate amount of the Term Loan Commitments on the Closing Date is $90.0 million.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Term Loans” shall mean the term loans made by each lender with a Term Loan Commitment to the Borrower pursuant to Section 2.01(a).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Total Assets” shall mean, as of any date, the total amount of tangible and intangible assets of the Borrower and the Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date.

“Transaction Costs” means fees and expenses payable or otherwise borne by the Borrower and its Subsidiaries in connection with the Transactions occurring on or about the Closing Date.

“Transaction Documents” shall mean the Acquisition Agreement and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Acquisitions pursuant to the Acquisition Agreement; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; and (c) the payment of the Transaction Costs.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time applied on a basis consistent with the most recent audited financial statements of the Borrower delivered pursuant to Section 5.04(a); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Lender with a Term Loan Commitment agrees to make Term Loans to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment; and

(b) each Revolving Facility Lender agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Facility Lender’s Revolving Facility Credit Exposure exceeding such Revolving Facility Lender’s Revolving Facility Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that there shall be no Revolving Facility Loans made on the Closing Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 5 Eurocurrency Borrowings outstanding under the Term Facility and (ii) 5 Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the Term Facility Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed promptly by a Swingline Borrowing Request by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing and (iii) the location and number of the Borrower’s account to which funds comprising the requested Swingline Borrowing are to be disbursed. The Swingline Lender shall notify the Administrative Agent as to the making of the Swingline Loan prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. In addition, subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in Dollars, for its own account or the account of a Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether the Letter of Credit is to be issued for its own account or for the account of a Subsidiary (provided that the Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary), the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Revolving L/C Exposure shall not exceed the total L/C Commitment and (ii) the total Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments.

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c) unless otherwise agreed by the Issuing Bank and the Administrative Agent).

(ii) If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the Borrower and to the beneficiary thereof not later than a date in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and to be set forth therein. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the date that the Letter of Credit expires; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.01 are not then satisfied; provided, further, that the Issuing Bank or Administrative Agent may require any such letter of credit to permit cancellation of such automatic renewal provision upon at least 90 days’ prior written notice.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars not later than 2:00 p.m., Local Time, on (i) the Business Day that the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, if such notice is received on such day prior to 12:00 noon, Local Time, or (ii) if clause (i) does not apply, the Business Day immediately following the date the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent its Revolving Facility Percentage of the

payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clause (i), (ii) or (iii) of the first sentence; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s failure to exercise care when refusing to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default (subject to Section 7.01), on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to Citibank, N.A.) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but in any event on the same Business Day) by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date. The parties hereto acknowledge that the Term Loan Commitments will terminate at 5:00 p.m., Local Time, on the Closing Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under either Facility; provided that (i) each reduction of the Commitments under either Facility shall be in an amount that is an integral multiple of $1 million and not less than $5 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under either Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans then outstanding. Once prepaid or repaid, Term Loans may not be reborrowed.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section, the Borrower shall repay Term Borrowings on each date set forth below in the aggregate principal amount set forth below opposite such date or, if such date is not a Business Day, the immediately preceding Business Day (each such date being referred to as a “Term Loan Installment Date”):

Date	Amount of Term Borrowings to be Repaid
December 31, 2006	$225,000
March 31, 2007	$225,000
June 30, 2007	$225,000
September 30, 2007	$225,000
December 31, 2007	$225,000
March 31, 2008	$225,000
June 30, 2008	$225,000
September 30, 2008	$225,000
December 31, 2008	$225,000
March 31, 2009	$225,000
June 30, 2009	$225,000
September 30, 2009	$225,000
December 31, 2009	$225,000

Date	Amount of Term Borrowings to be Repaid
March 31, 2010	$225,000
June 30, 2010	$225,000
September 30, 2010	$225,000
December 31, 2010	$225,000
March 31, 2011	$225,000
June 30, 2011	$225,000
September 30, 2011	$225,000
December 31, 2011	$225,000
March 31, 2012	$225,000
June 30, 2012	$225,000
September 30, 2012	$225,000
December 31, 2012	$225,000
March 31, 2013	$225,000
June 30, 2013	$225,000
Term Facility Maturity Date	$83,925,000

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

(c) Prepayment of the Borrowings from:

(i) all Net Proceeds and Excess Cash Flow pursuant to Section 2.11(b) or 2.11(c) shall be applied to the Term Borrowings, with the application thereof in direct chronological order to the unpaid amounts due on the next succeeding Term Loan Installment Dates, and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments thereof as directed by the Borrower.

(d) Prior to any repayment of any Borrowing under either Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing; provided that for prepayments made pursuant to Sections 2.11(b) or 2.11(c), each Term Loan Lender may elect, by written notice to the Administrative Agent at least one Business Day prior to the prepayment date, to decline its pro rata share of such Term Loan repayment; in which case the amount so declined shall be offered ratably to each non-rejecting Term Loan Lender, who shall have the right to reject such additional amount, and any amounts so rejected shall be retained by the Borrower. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the aggregate amount then outstanding under the Term Facility (in the case of a prepayment of a Term Borrowing) or the Revolving Facility (in the case of a prepayment of a Revolving Borrowing), subject to prior notice in accordance with Section 2.10(d).

(b) The Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Borrowings in accordance with paragraphs (c) and (d) of Section 2.10.

(c) Not later than 90 days after the end of each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (x) the Required Percentage of such Excess Cash Flow minus (y) the amount of any voluntary prepayments of Term Loans during such Excess Cash Flow Period, other than, in each case, to the extent financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness and so long as the amount of such prepayment is not already reflected in Debt Service for such Excess Cash Flow Period to prepay Term Borrowings in accordance with paragraphs (c) and (d) of Section 2.10. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower shall deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last Business Day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at the Commitment Fee Rate. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall reduce the amount of the Available Unused Commitment on a dollar for dollar basis. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, during an Event of Default, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the Term Facility Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition (other than Indemnified Taxes or Other Taxes that are indemnifiable under Section 2.17 and Excluded Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, except for any expenses that arise from the gross negligence or willful misconduct on the part of the Administrative Agent, such Lender or such Issuing Bank, as applicable. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error of which the Borrower has notified such Lender or Issuing Bank (and the Administrative Agent) promptly after receipt of such certificate.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law and as reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States federal government if in the reasonable judgment of such Lender such compliance would subject such Lender to any unreimbursed cost or expense (which the Borrower has not agreed to reimburse) or would otherwise be disadvantageous to such Lender in any material respect.

(f) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on the date on or before which such Foreign Lender becomes a Lender under this Agreement (and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-8IMY together with the additional documentation that must be transmitted with Form W-8IMY, including the appropriate forms described in (i), (ii) and (iii), or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, each Lender that is not a Foreign Lender other than a Lender that may reasonably be treated as an exempt recipient based on the indicators described in Treasury Regulation 1.6049-4(c)(1)(ii), shall deliver to the Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a Lender under this Agreement. In addition, in each of the foregoing circumstances, each Lender shall deliver such forms promptly upon the obsolescence or invalidity, in each case, (caused by a change in such Lender’s circumstances) of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(g) If the Administrative Agent, Issuing Bank or a Lender determines, in its reasonable sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Issuing Bank or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Issuing Bank or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the written request of the Administrative Agent, Issuing Bank or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, Issuing Bank or such Lender in the event the Administrative Agent, Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require the Administrative Agent, Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Loan Party pursuant to this Section 2.17(g) the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or any Affiliate of the Borrower (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to promptly assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent that shall consent to such proposed amendment, waiver, discharge or termination, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(B). In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise by disadvantageous to such lender in the good faith exercise of its reasonable judgment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders that (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions):

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, the Borrower and each of the Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Borrower and each Subsidiary Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Copyright Office and United States Patent and Trademark Office, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder, and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements.

(a) The unaudited pro forma consolidated balance sheet as of June 30, 2006 and the Closing Date and related statements of income of Borrower, together with its consolidated subsidiaries (including the notes thereto) (the “Pro Forma Financial Statements”) for the four-quarter period ending June 30, 2006, and pro forma EBITDA (the “Pro Forma EBITDA”) for the four-quarter period ending June 30, 2006, copies of which have heretofore been furnished to each Lender via inclusion in the Information Memorandum, have been prepared giving effect (as if such events had occurred at the beginning of such period) to the Transactions. Each of the Pro Forma Financial Statements and the Pro Forma EBITDA has been prepared in good faith based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the future results of operations and financial condition may differ materially therefrom) and, in the case of the Pro Forma Financial Statements, have been prepared in accordance with Regulation S-X and including adjustments substantially similar to those set forth on Schedule 1.01(a) and other adjustments reasonably acceptable to the Arrangers, and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at the Closing Date, assuming that the Transactions had actually occurred at the first day of the relevant period.

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2005, 2004 and 2003, and the audited consolidated statements of income and cash flows for such fiscal years, reported on by and accompanied by a report from Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial position of the Borrower, as at each such date and the consolidated results of operations and cash flows of the Borrower for the years then ended.

(c) The audited consolidated balance sheets of CipherTrust as at December 31, 2005, 2004 and 2003, and the audited consolidated statements of income and cash flows for such fiscal years, reported on by and accompanied by a report from KPMG LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial position of CipherTrust as at each such date and the consolidated results of operations and cash flows of CipherTrust for the years then ended.

(d) The unaudited interim consolidated balance sheets and related statements of income and cash flows of (x) the Borrower and its subsidiaries and (y) CipherTrust and its subsidiaries, for each fiscal quarter of the Borrower or CipherTrust, as the case may be, ended at least 45 days prior to the Closing Date and subsequent to December 31, 2005 (and, in each case, for the comparable quarter in the previous fiscal year), present fairly the consolidated financial condition of the Borrower and CipherTrust, as the case may be (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to (i) normal year-end adjustments, (ii) adjustments, reclassifications and exceptions set forth in the Acquisition Agreements and the schedules and exhibits thereto and (iii) the absence of notes, except as approved by the aforementioned firm of accountants and disclosed therein). Except as disclosed on Schedule 6.01 or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any Subsidiary has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or in the Pro Forma Financial Statements. During the period from December 31, 2005 to and including the Closing Date, there has been no disposition by the Borrower or any of its Subsidiaries of any material part of its business or property.

SECTION 3.06. No Material Adverse Change or Material Adverse Effect. Since December 31, 2005, there has been no event, circumstance or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) The Borrower and each Subsidiary has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) The Borrower and each Subsidiary has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrower and each Subsidiary enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Closing Date, none of the Borrower or, to the Borrower’s knowledge, any Subsidiary has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved.

(d) None of the Borrower or any Subsidiary is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

SECTION 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Subsidiary.

SECTION 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower or any Subsidiary or any of their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of the Borrower and/or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of the Term Loans to (a) finance the Transactions and (b) pay related fees and expenses incurred in connection with the Transactions. The Borrower will use the proceeds of Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, to provide ongoing working capital and for general corporate purposes.

SECTION 3.13. Tax Returns.

(a) The Borrower and each Subsidiary has filed or caused to be filed all federal and material state, local and non-U.S. Tax returns required to have been filed by it on or before the date hereof, and each such Tax return is true and correct in all material respects;

(b) The Borrower and each Subsidiary has timely paid or caused to be timely paid all Taxes and assessments due and payable by it whether or not shown on the returns referred to in clause (a) and has made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due and payable with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or such Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) Other than as could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect as of the Closing Date, with respect to the Borrower and each Subsidiary, there are no claims being asserted in writing with respect to any Taxes.

(d) None of the Borrower or its Subsidiaries has been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004 with respect to a taxable year for which the statute of limitations is not closed, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 that has not been properly disclosed pursuant to such regulation, except as could not reasonably be expected to, individually or in the aggregate, have in a Material Adverse Effect.

SECTION 3.14. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representative (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.15. Employee Benefit Plans.

(a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no Reportable Event has occurred during the past five years as to which the Borrower or any Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no ERISA Event has occurred or is reasonably expected to occur; and (iv) none of the Borrower, any Subsidiary or any ERISA Affiliate has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(b) Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and neither the Borrower nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is required to be funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not required to be funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.16. Environmental Matters. Except as disclosed on Schedule 3.16 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, claim, demand, order or complaint has been received by the Borrower or any Subsidiary, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened in writing which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any Subsidiary, (ii) the Borrower and each Subsidiary has all authorizations and permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at, in, or under any property currently or, the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any Subsidiary that could reasonably be expected to give rise to any liability or obligation of the Borrower or any Subsidiary under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled or has been transported to or released at any location by the Borrower or any Subsidiary in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrower or any Subsidiary under any Environmental Laws, and (iv) there are no acquisition agreements in which the Borrower or any Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other Person arising under or relating to Environmental Laws which, in any such case, has not been made available to the Administrative Agent prior to the Closing Date.

SECTION 3.17. Security Documents.

(a) The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings attached as Schedule 6 to the Perfection Certificate are filed in the offices specified on Schedule 7 of the Perfection Certificate, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, or possession, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02). In addition, with respect to any deposit accounts and securities accounts constituting Collateral, when control agreements required by the Collateral Agreement are duly executed and delivered by the parties thereto, the security interests in any such Collateral subject to such control agreements shall be perfected.

(b) When the Collateral Agreement or an intellectual property security agreement executed in accordance therewith is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c) Each Foreign Pledge Agreement, if any, shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the

Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral are delivered to the Administrative Agent and/or any other requirements described in such Foreign Pledge Agreement have been complied with, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person.

(d) The Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be, effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.18. Location of Real Property and Leased Premises.

(a) Schedule 8 to the Perfection Certificate lists completely and correctly, as of the Closing Date, all material real property owned by the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiary Loan Parties own in fee all the real property set forth as being owned by them on such Schedules.

(b) The Borrower and the Subsidiary Loan Parties have valid leases in all material real property leased by the Borrower and the Subsidiary Loan Parties.

SECTION 3.19. Solvency.

(a) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) The Borrower does not intend to, and does not believe that it or any of the Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Subsidiary; (b) the hours worked and payments made to employees of the Borrower and each Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower and each Subsidiary or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except (i) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) as set forth on Schedule 3.20, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any Subsidiary (or any predecessor of the Borrower or any Subsidiary) is a party or by which the Borrower or any Subsidiary (or any predecessor of the Borrower or any Subsidiary) is bound.

SECTION 3.21. Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or any Subsidiary as of the Closing Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.22. Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) To the knowledge of the Loan Parties, no Loan Party and no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) To the knowledge of the Loan Parties, no Loan Party, no Subsidiary of the Borrower and no broker or other agent of any Loan Party acting in any capacity in connection with the Loans

(i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23. Acquisition Agreement; Representations and Warranties in Acquisition Agreement.

(a) Schedule 3.23 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition. The Lenders have been furnished true and correct copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

(b) All representations and warranties of each Loan Party set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

SECTION 3.24. Intellectual Property.

(a) Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.24(a), to each Loan Party’s knowledge, no claim has been asserted and is pending by any person challenging the use of any such Intellectual Property by such Loan Party or the validity or effectiveness of any such Intellectual Property owned by such Loan Party, nor does any Loan Party know of any valid basis for such claim. To each Loan Party’s knowledge, the use of such Intellectual Property by such Loan Party does not infringe the intellectual property rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Set forth on Schedule 3.24(b) are all issued patents, trademark registrations, copyright registrations, and all applications for any of the foregoing in the United States owned by the Loan Parties. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the date hereof (i) to the knowledge of each Loan Party, each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Collateral Agreement) listed on Schedule 3.24(b) and (ii) to the knowledge of the Loan Party, all registrations listed on Schedule 3.24(b) are valid and in full force and effect.

(c) To each Loan Party’s knowledge, on and as of the date hereof, there is no material infringement by others of any right of such Loan Party with respect to any copyright, patent or trademark owned by any of the Loan Parties and listed on Schedule 3.24(b), pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.24(c).

SECTION 3.25. Agreements. No Loan Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Loan Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. Schedule 3.25 accurately and completely lists all material agreements to which any Loan Party is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III (other than, (1) if the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit is after the Closing Date, in Section 3.23(b) and (2) if the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit is the Closing Date, in Section 3.06) shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal, as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) Heller Ehrman LLP, special counsel for the Borrower and the Subsidiary Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local counsel (including United Kingdom) to the Subsidiary Loan Parties reasonably satisfactory to the Administrative Agent as specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby instructs its counsel to deliver such opinions.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a limited partnership or limited liability company, certified by the secretary or assistant secretary of each such Loan Party;

(ii) a certificate of the secretary or assistant secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) such other documents as the Administrative Agent, the Lenders and any Issuing Bank on the Closing Date may reasonably request (including without limitation, tax identification numbers and addresses).

(d) The Collateral and Guarantee Requirement shall have been satisfied (except as to those matters that are Post-Closing Items) and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code, tax and judgment lien filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released and, with respect to all Uniform Commercial Code financing statements required to be filed pursuant to the Loan Documents, the Administrative Agent shall have received evidence satisfactory to it that the Borrower has retained, at its sole cost and expense, a service provider acceptable to the Administrative Agent for the tracking of all such financing statements and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof.

(e) The Acquisition shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement in accordance with the terms and conditions of the Acquisition as set forth in the Acquisition Agreement, without material amendment, modification or waiver thereof which is materially adverse to the Lenders without the prior written consent of the Joint Lead Arrangers.

(f) The Lenders shall have received the financial statements referred to in Section 3.05.

(g) The Lenders shall have received a solvency certificate substantially in the form of Exhibit E and signed by the Chief Financial Officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis, after giving effect to the Transactions on the Closing Date.

(h) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp and U.S. local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(i) The Agents shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act (as defined in Section 9.19).

(j) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in Section 4.01(b) and (c).

(k) After giving effect to the Transactions and the other transactions contemplated hereby, neither Borrower nor any of its Subsidiaries, including CipherTrust, shall have outstanding any Indebtedness, including principal, interest, fees and any other amounts outstanding, other than (i) the Facilities and credit extensions hereunder and (ii) other Indebtedness on Schedule 4.02(k).

Each Agent and each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date shall be deemed to have acknowledged receipt of and consented to and approved each Loan Document and each other document required to be approved by any Agent or Lender, as applicable, on the Closing Date.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary, (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder, (ii) as otherwise expressly permitted under Section 6.05, or (iii) the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be merged into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be merged into Foreign Subsidiaries.

(b) Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to use commercially reasonable efforts to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by the Loan Documents).

SECTION 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated companies engaged in the same or similar businesses as the Borrower and the Subsidiaries) and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Administrative Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.

(b) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c) All such insurance shall provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof.

(d) Deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

(e) No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any insurance policy maintained in respect of the premises.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as such Tax or claim is being contested in good faith by appropriate proceedings, and the Borrower or the affected Subsidiary, as the case may be, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understand that the information required by clause (a) may be furnished in the form of a Form 10-K);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (or such earlier date on which the Borrower is required to file a Form 10-Q under the Exchange Act), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the information required by this clause (b) may be furnished in the form of a 10-Q);

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal quarter ending December 31, 2006, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenants;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent reasonably requested by the Administrative Agent, other materials filed by the Borrower or any Subsidiary with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(e) within 90 days after the beginning of each fiscal year, a detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and the Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income) and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year, including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget for the period covered thereby has been prepared in good faith;

(f) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);

(g) promptly, a copy of all reports submitted to the board of directors (or any committee thereof) of the Borrower or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of the Borrower or such Subsidiary (excluding any reports which have been identified as confidential);

(h) promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its own behalf or on behalf of any Lender in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; and

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, or such consolidated financial statements, as in each case the Administrative Agent may reasonably request on its own behalf or on behalf of any Lender.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any Subsidiary as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any Subsidiary that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event (or termination of, withdrawal from, or noncompliance with applicable law or plan terms with respect to, Foreign Plans) that, together with all other ERISA Events (and any such termination, withdrawal or noncompliance with respect to Foreign Plans) that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, however, that unless an Event of Default shall have occurred and be continuing, Borrower shall not be required to permit more than one such inspection, visit or discussion in any three-month period.

SECTION 5.08. Use of Proceeds. Use the proceeds of the (x) Term Loans to (i) finance the Transactions; (ii) pay related fees and expenses incurred in connection with the Transactions; and (iii) provide ongoing working capital and for other general corporate purposes of Borrower and its Subsidiaries and (y) Revolving Facility Loans and Swingline Loans, and request the issuance of Letters of Credit, to provide ongoing working capital and for general corporate purposes.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Mortgages.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (excluding real property covered by paragraph (c) below) or improvements thereto or any interest therein) is acquired by the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof by operation of such Security Document), promptly (and in any event within 60 days (or such later date as the Administrative Agent (acting reasonably) may consent to)) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent security interests and mortgages in such real property of the Borrower or any such Subsidiary Loan Parties, to the extent acquired after the Closing Date and having a value at the time of acquisition in excess of $1.0 million pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.02, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g)

below. Unless otherwise waived by the Administrative Agent, with respect to each such Mortgage for real property having a value at the time of acquisition in excess of $1.0 million, the Borrower shall deliver to the Administrative Agent contemporaneously therewith a title insurance policy and a survey or an affidavit of no change in accordance with clause (h) of the Collateral and Guarantee Requirement, and the legal opinions of local U.S. counsel in the state where such real property is located, in form and substance reasonably satisfactory to the Administrative Agent.

(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date and if such Subsidiary is a Subsidiary Loan Party, within five Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent thereof and within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(e) If any Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date and if such Subsidiary is a “first tier” Foreign Subsidiary, within five Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Administrative Agent thereof and, within 20 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to the Equity Interests in such Foreign Subsidiary owned by or on behalf of any Loan Party.

(f) (i) Furnish to the Administrative Agent promptly ((and in any event within 30 Business Days) or such later date as the Administrative Agent may reasonably agree to) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s jurisdiction of organization and/or organizational identification number; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any real property held by the Borrower or any Subsidiary as a lessee under a lease, (ii) any Equity Interests acquired after the Closing Date in accordance with the Loan Documents if, and to the extent that, and for so long as (A) doing so would violate applicable law or an enforceable contractual obligation binding on such Equity Interests that validly prohibits the creation of any other Lien on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, and (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that validly prohibits the creation of any other Lien on such assets, existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(h) that is secured by a Lien permitted pursuant to Section 6.02(h)); provided that, upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) above.

SECTION 5.11. Fiscal Year; Accounting. Cause its fiscal year to end on December 31.

SECTION 5.12. Maintenance of Ratings. Use commercially reasonable efforts to maintain ratings issued by Moody’s and S&P with respect to its senior secured debt.

SECTION 5.13. Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.13 (the “Post-Closing Items”), in each case within the time limits specified on such schedule.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements permitted by Section 6.13;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to any Loan Party shall be subject to Section 6.04(b) and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within 30 days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the applicable asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (g) of this Section 6.01 and this paragraph (h)) would not exceed $5.0 million;

(i) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $5.0 million as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(j) Guarantees (i) by any Loan Party of the Indebtedness of the Borrower referred to in paragraph (i) or any Permitted Refinancing Indebtedness in respect thereof, (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04(b) and (iv) by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary; provided that, Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(j) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to such other Indebtedness to the same extent;

(k) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Borrower or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(l) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit; provided that such Indebtedness is promptly repaid with the proceeds of any drawing on such Letter of Credit;

(m) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (m) above;

(o) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts; and

(p) the Merger Note to the extent required to be issued under the Acquisition Agreement (as in effect on the Closing Date).

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower and each Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower or any Subsidiary existing on the Closing Date that are set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower and the Subsidiaries shall have set aside on their books reserves in accordance with GAAP;

(e) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred pursuant to Environmental Law in the ordinary course of business;

(g) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(h) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Borrower or any Subsidiary in connection with such acquisition and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary (other than to accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(i) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(j) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j); provided that such Liens, to the extent that they secure aggregate amounts of more than $2.0 million, shall be discharged within 60 days of the creation thereof;

(k) Liens disclosed by any title insurance policy delivered on or subsequent to the Closing Date and pursuant to Section 5.10, which Liens (x) are extinguished within 30 days following the delivery of such title insurance policy, (y) do not, in the good faith judgment of the Borrower, detract materially from the value of the property covered by such title insurance policy or (z) are reasonably acceptable to the Administrative Agent;

(l) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(o) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (k) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(p) licenses of intellectual property granted in the ordinary course of business;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(s) other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that such property and assets shall have an aggregate fair market value (valued at the time of creation of the Liens) of not more than $3.5 million;

(t) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(u) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(v) Liens arising from precautionary UCC financing statements regarding operating leases;

(w) Liens on equity interests in joint ventures held by the Borrower or a Subsidiary securing obligations of such joint venture; and

(x) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”).

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in, or the acquisition of all or any substantial part of the assets of (each, an “Investment”), any other person, except:

(a) Investments made pursuant to the Transactions;

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents; provided further that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans after the Closing Date to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to $7.0 million (plus any return of capital (to the extent received by Borrower or a Subsidiary Loan Party in cash) in respect of investments made pursuant to this paragraph (b));

(c) Permitted Investments, or any Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) (i) loans and advances to employees or consultants of the Borrower or any Subsidiary in the ordinary course of business not to exceed $1.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.13;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04;

(i) Investments resulting from pledges and deposits referred to in Sections 6.02(e) and (f);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $5.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j));

(k) intercompany loans between Foreign Subsidiaries and Guarantees permitted by Section 6.01(j);

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(m) acquisitions by the Borrower of obligations of one or more officers or other employees of the Borrower or any Subsidiary in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash or other property is (or will be or is committed to be) actually advanced by the Borrower or such Subsidiary to any person in connection with the acquisition of any such obligations;

(n) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or such Subsidiary in the ordinary course of business; and

(o) Investments made using Equity Interests of the Borrower.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party or (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party shall be made in compliance with Section 6.07; provided, further, that the aggregate gross proceeds of sales, transfers, leases or other dispositions made outside the ordinary course of business by Loan Parties to Subsidiaries that are not Subsidiary Loan Parties in reliance upon this paragraph (c) shall not exceed, in any fiscal year of the Borrower, $2.0 million;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) shall not exceed, in any fiscal year of the Borrower, $3.5 million; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(h) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business; and

(i) sales, leases or other dispositions of inventory of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower and the Subsidiaries.

Notwithstanding anything to the contrary contained in this Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than (A) sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof and (B) sales of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary pursuant to clause (a)(iii) hereof) unless such disposition is for fair market value, (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) or (d) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration.

SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Capital Stock of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Qualified Capital Stock of the person redeeming, purchasing, retiring or acquiring such shares); provided, however, that:

(a) any Subsidiary may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) the Borrower may purchase or redeem the Equity Interests of the Borrower (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Borrower or any Subsidiary or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions under this paragraph (b) shall not exceed in any fiscal year $2.0 million (plus the amount of net proceeds (x) received by the Borrower during such calendar year from sales of Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year; and

(c) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any direct or indirect holder of 10% or more of any class of capital stock of the Borrower, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided that this clause (ii) shall not apply to the indemnification of directors of the Borrower and each Subsidiary in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent not otherwise prohibited under the Loan Documents,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Borrower,

(ii) loans or advances to employees or consultants of the Borrower or any Subsidiary in accordance with Section 6.04(e),

(iii) transactions among the Borrower and the Subsidiary Loan Parties and transactions among the Subsidiary Loan Parties otherwise permitted by this Agreement,

(iv) the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower or any Subsidiary in the ordinary course of business,

(v) transactions pursuant (i) to the Transaction Documents, as amended or modified in accordance with the Loan Documents and (ii) permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi) (A) any employment agreements entered into by the Borrower or any Subsidiary in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) dividends, redemptions and repurchases permitted under Section 6.06,

(viii) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(ix) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, or

(x) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice.

SECTION 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of the Borrower or any Subsidiary or the Acquisition Agreement.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Merger Note, any other Subordinated Debt, or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Merger Note, any other Subordinated Debt, or any Permitted Refinancing Indebtedness in respect thereof (except for payments of regularly scheduled interest paid solely in kind by increasing the principal amount of the Merger Note by the amount of such accrued interest then owing); or

(ii) Amend or modify, or permit the amendment or modification of, any provision of the Merger Note, any other Subordinated Debt, or any Permitted Refinancing Indebtedness in respect thereof, or any agreement (including any document relating to the Merger Note, any other Subordinated Debt, or any Permitted Refinancing Indebtedness in respect thereof) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

(c) Permit any Subsidiary to enter into, or suffer to exist or become effective, any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of any Subsidiary or (ii) the granting of Liens pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date or any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(J) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(K) customary net worth provisions contained in real property leases entered into by Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations; and

(L) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

SECTION 6.10. Maximum Capital Expenditures.

(a) The Borrower will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures, during any period set forth below, in excess of the amount set forth opposite such period below:

Period	Amount (in millions)
Closing Date - December 31, 2006	$5,000,000
January 1, 2007 - December 31, 2007	$12,000,000
January 1, 2008 - December 31, 2008	$15,000,000
January 1, 2009 - December 31, 2009	$15,000,000
January 1, 2010 - December 31, 2010	$17,500,000
January 1, 2011 - December 31, 2011	$20,000,000

Period	Amount (in millions)
January 1, 2012 - December 31, 2012	$20,000,000
January 1, 2013 - August 31, 2013	$15,000,000

(b) The amount of Capital Expenditures permitted to be made pursuant to clause (a) above in respect of any fiscal year shall be increased by the unused amount of Capital Expenditures that were permitted to be made in prior fiscal years pursuant to clause (a) above. Capital Expenditures in any fiscal year shall be deemed to use, first, any amount carried forward to such fiscal year pursuant to this clause (b), and second, the amount for such fiscal year set forth in clause (a) above.

SECTION 6.11. Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”) of (a) EBITDA to (b) Interest Expense for the four quarter period ending on the last day of any fiscal quarter occurring during any period set forth in the table below to be less than the ratio set forth opposite such period in the table below:

Period	Interest Coverage Ratio
Closing Date - December 31, 2006	2.25 to 1.00
January 1, 2007 - June 30, 2007	2.50 to 1.00
July 1, 2007 - December 31, 2007	3.00 to 1.00
January 1, 2008 - December 31, 2008	3.25 to 1.00
January 1, 2009 - December 31, 2009	3.50 to 1.00
January 1, 2010 and thereafter	4.00 to 1.00

; provided that the Interest Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

SECTION 6.12. Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter occurring in any period set forth below to exceed of the ratio set forth below for such period:

Period	Consolidated Leverage Ratio
Closing Date – December 31, 2006	4.75 to 1.00
January 1, 2007 – June 30, 2007	4.00 to 1.00
July 1, 2007 – December 31, 2007	3.50 to 1.00
January 1, 2008 – December 31, 2008	2.50 to 1.00
January 1, 2009 – December 31, 2009	2.25 to 1.00
January 1, 2010 and thereafter	2.00 to 1.00

SECTION 6.13. Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness or the Merger Note becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or the Merger Note or any trustee or agent on its or their behalf to cause any Material Indebtedness or the Merger Note to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness or the Merger Note at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, and such Indebtedness is promptly repaid in full following the consummation of such sale or transfer;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $10 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed or bonded pending appeal for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) the PBGC or a plan administrator shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) a termination of, withdrawal from, or noncompliance with applicable law or plan terms with respect, to Foreign Plans shall have occurred; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are a substantial portion of the assets of the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in such assets, (iii) the Guarantees pursuant to the Collateral Agreement by any Subsidiary Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of the Borrower or the Guarantees pursuant to the Security Documents by the Borrower or the Subsidiary Loan Party shall be invalidated or otherwise cease, or shall be asserted in writing by the Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, upon notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (ii) in each eight-fiscal-quarter period, there shall be at least four fiscal quarters during which the Cure Right is not exercised and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants.

SECTION 7.03. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the Consolidated Total Assets or 5% of total revenues of the Borrower and the Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this Section 7.03 in order to avoid a Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Person under this Agreement and the other Loan Documents, and each such Person irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, all payments and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to Borrower of any Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by or on behalf of Borrower or any other Loan Party pursuant to this Agreement as received by such Agent.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 8.03. Exculpatory Provisions. None of the Agents nor any of their Related Parties shall be liable to the Lenders as such for any action taken or omitted to be taken by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or such other proportion of the Lenders as may be expressly required hereby) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.

SECTION 8.04. Reliance by Agents. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Agents nor any of their Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Required Lenders (or such other proportion of the Lenders as may be expressly required hereby).

SECTION 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such

Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), each in an amount equal to its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09. Successor Administrative Agents. Subject to the appointment and acceptance of a successor Agent as provided below, the Administrative Agent may resign as Administrative Agent at any time by notifying the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject (so long as no Default or Event of Default is continuing) to Borrower’s approval (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Requisite Lenders and approved by Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank or financial institution with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank or financial institution. Upon the acceptance of any appointment as an Administrative Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 8.10. Syndication Agent. The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to Timothy Steinkopf, 4810 Harwood Road, San Jose, CA 95124, and Mary Budge, Esq., 2340 Energy Park Drive, St. Paul, MN 55108, with a copy to Heller Ehrman LLP, 333 Bush Street, San Francisco, CA 94104, Attention of Jim Olson, Esq. (Telecopy No. (415) 772-6268);

(ii) if to the Administrative Agent, to Citicorp USA, Inc., 390 Greenwich Street., New York, New York 10013, Attention of Hector Guenther (Telecopy No. (646) 291-1650), with a copy to Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005, Attention of Adam Dworkin (Telecopy No. (212) 378-2432); and

(iii) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the

Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (1) in connection with the primary syndication of the Commitments and Loans or (2) to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(b), (c), (h), or (i) has occurred and is continuing, any other person;

(B) the Administrative Agent provided that no consent of the Administrative Agent shall be required for an assignment by a Lender (1) to an Affiliate of such Lender or (2) to an Approved Fund of such Lender; and

(C) the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million in the case of Term Loans and (y) $2.5 million in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the stated interest on and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant. Subject to the foregoing provisions of this paragraph (c)(i) and to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements of those Sections as if it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. Subject to the foregoing provisions of this paragraph (c)(i), to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(iii) In the event that any Lender sells participations in its rights and/or obligations under this Agreement, such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register similar to the Register described in Section 9.04(b)(iv) on which it enters the name and address of such Participants (the “Participant Register”) and the participations sold to them. The entries in the Participant Register shall be conclusive in the absence of manifest error, and the participating Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement. Any such Participant Register shall be available for inspection by the Borrower, the Administrative Agent and any Lender at any reasonable time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraphs (b) and (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents and by the Administrative Agent or Joint Lead Arrangers in connection with the syndication of the Commitments or Loans or the administration of this Agreement (including (i) expenses incurred in connection with due diligence and initial and ongoing Collateral examination (after the Closing Date, to the extent no Event of Default shall have occurred or be continuing, expenses referred to in this clause (i) shall be subject to the Borrower’s reimbursement only with the Borrower’s prior approval (such approval not to be unreasonably withheld)), (ii) the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Joint Lead Arrangers and (iii) the reasonable fees, charges and disbursements of one local counsel per jurisdiction where Collateral is located or a Subsidiary Loan Party is incorporated) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, the Loans made hereunder or the Letters of Credit issued hereunder.

(b) The Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely by reason of the gross negligence or willful misconduct of such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and the Borrower or any Subsidiary, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The Borrower shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without their written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, the Borrower shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement or judgment, subject to the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. The Borrower shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Sponsor, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Amounts paid pursuant to this Section 9.05 shall not be duplicative with any amounts paid pursuant to Section 2.17.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitment of any Lender),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.18(b) or (c) or 2.10(d) of this Agreement or Section 5.02 of the Collateral Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender, or

(vii) effect any waiver, amendment or modification of any Loan Document that would alter the relative priorities of the rights of the Secured Parties in the Collateral, without the prior written consent of each Secured Party;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative

Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of the Syndication Agent or any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED

TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and the other Loan Parties furnished to it by or on behalf of the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees, advisors and Affiliates with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of the reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledge under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (G) to an investor or prospective investor in a Securitization that agrees that its access to information regarding the Loan Parties, the Loans and Loan Documents is solely for purposes of evaluating an investment in a Securitization and is instructed to treat such information as confidential, (H) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization, and (I) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued with respect to a Securitization.

SECTION 9.17. Direct Website Communications.

(a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. Nothing in this Section 9.17 shall prejudice the right of the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 9.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or such assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.19. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SECURE COMPUTING CORPORATION,
as Borrower

By:	/s/ Timothy J. Steinkopf
Name:	/s/ Timothy J. Steinkopf
Title:	SVP and CFO

CIPHERTRUST, INC.,
as a Subsidiary Loan Party

By:	/s/ Jay Chaudhry
Name:	Jay Chaudhry
Title:	CEO and Chairman

CITICORP USA, INC.,
as Administrative Agent and Swingline Lender

By:	/s/ David J. Wirdnam
Name:	David J. Wirdnam
Title:	Director and Vice President

CITIBANK, N.A.,
as Issuing Bank

By:	/s/ David J. Wirdnam
Name:	David J. Wirdnam
Title:	Director and Vice President

UBS SECURITIES LLC,
as Syndication Agent

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

CITICORP USA, INC.,
as a Lender

By:	/s/ David J. Wirdnam
Name:	David J. Wirdnam
Title:	Director and Vice President

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of August [31], 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SECURE COMPUTING CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Loan Party party thereto, the Lenders party thereto from time to time, CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as Swingline Lender, CITIBANK, N.A., as Issuing Bank, UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”) and CITIGROUP GLOBAL MARKETS INC. and UBS SECURITIES LLC, as joint lead arrangers (collectively and in such capacities, the “Joint Lead Arrangers”) and as joint bookrunners.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.05 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.17(f) of the Credit Agreement.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Acceptance with respect to

the Credit Agreement, dated as of August [31], 2006,

among Secure Computing Corporation (“Borrower”),

the Subsidiary Loan Party party thereto,

the Lenders party thereto from time to time, the Syndication Agent,

Joint Lead Arrangers and Joint Bookrunners named therein and

Citicorp USA, Inc., as Administrative Agent

Name	of Assignor:

Name	of Assignee:

Effective	Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
	$	.	%

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:	Title

Accepted for Recordation in the Register:	Required Consents (if any):

Citicorp USA, Inc., as Administrative Agent	Secure Computing Corporation

By:	By:
Title:	Title:

Citicorp USA, Inc., as Administrative Agent

By:
Title:

EXHIBIT B

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

Secure Computing Corporation

Agent Address: Citicorp USA, Inc.	Return form to: [contact]
[Street]	Telephone: [ ]
[City, State ZIP]	Facsimile: [ ]

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

______________________________________________________________________________________________________

Signature Block Information: ________________________________________________________________________________

• Signing Credit Agreement	☐ Yes ☐ No

• Coming in via Assignment	☐ Yes ☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other- please specify)

Lender	Parent: ___________________________________________________________________________________________

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT C-1

[FORM OF]

BORROWING REQUEST

Citicorp USA, Inc.,

    as Administrative Agent

    for the Lenders referred to below

390 Greenwich Street

New York, New York

Attention:	Hector Guenther
Fax:	(646) 291-1650

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August [31], 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SECURE COMPUTING CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Loan Party party thereto, the Lenders party thereto from time to time, CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as Swingline Lender, CITIBANK, N.A., as Issuing Bank, UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”) and CITIGROUP GLOBAL MARKETS INC. and UBS SECURITIES LLC, as joint lead arrangers (collectively and in such capacities, the “Joint Lead Arrangers”) and as joint bookrunners. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

For a Revolving Borrowing,

A.	Facility:

B.	Aggregate Amount of Borrowing[1]:

C.	Date of Borrowing (which shall be a Business Day):

[1]	In the case of an ABR or Eurocurrency Revolving Borrowing not less than $500,000 and an integral multiple of $100,000.

C-1-1

D.	Type of Borrowing (ABR or Eurocurrency):

E.	Interest Period (if a Eurocurrency Borrowing)[2]:

F.	Location and number of Borrower’s account with the Administrative Agent to which proceeds of Borrowing are to be disbursed:

For a Term Borrowing,

(A)	Facility:

(B)	Aggregate Amount of Borrowing:

(C)	Date of Borrowing (which shall be a Business Day):

(D)	Type of Borrowing (ABR or Eurocurrency):

(E)	Interest Period (if a Eurocurrency Borrowing)[3]:

(F)	Location and number of Borrower’s account with the Administrative Agent to which proceeds of Borrowing are to be disbursed:

[2]	Which must comply with the definition of “Interest Period” and end not later than the Revolving Facility Maturity Date.
[3]	Which must comply with the definition of “Interest Period”.

C-1-2

[The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied]4

Very truly yours,

SECURE COMPUTING CORPORATION

By:
Name:
Title:

[4]	To be included in Borrowing Notices after the Closing Date.

C-1-3

EXHIBIT C-2

[FORM OF]

SWINGLINE BORROWING REQUEST

Citicorp USA, Inc.,

    as Administrative Agent

    for the Lenders referred to below

390 Greenwich Street

New York, New York

Attention:    Hector Guenther

Fax: (646)	291-1650

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August [31], 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SECURE COMPUTING CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Loan Party party thereto, the Lenders party thereto from time to time, CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as Swingline Lender, CITIBANK, N.A., as Issuing Bank, UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”) and CITIGROUP GLOBAL MARKETS INC. and UBS SECURITIES LLC, as joint lead arrangers (collectively and in such capacities, the “Joint Lead Arrangers”) and as joint bookrunners. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Swingline Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(A)	Type of Borrowing:

(B)	Aggregate Amount of Borrowing[5]:

[5]	In the case of a Swingline Borrowing, not less than $500,000 and an integral multiple of $100,000.

C-2-1

(C)	Date of Borrowing (which shall be a Business Day):

(D)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.

Very truly yours,

SECURE COMPUTING CORPORATION

By:
Name:
Title:

C-2-2

EXHIBIT D

GUARANTEE AND COLLATERAL AGREEMENT

dated and effective as of

August 31, 2006,

among

SECURE COMPUTING CORPORATION,

each other Subsidiary of Borrower

identified herein,

and

CITICORP USA, INC.,

as Administrative Agent

TABLE OF CONTENTS

		Page
ARTICLE I.

Definitions

Section 1.01.	Credit Agreement	1
Section 1.02.	Other Defined Terms	1

ARTICLE II.

Guarantee

Section 2.01.	Guarantee	5
Section 2.02.	Guarantee of Payment	5
Section 2.03.	No Limitations, etc	5
Section 2.04.	Reinstatement	7
Section 2.05.	Agreement To Pay; Subrogation	7
Section 2.06.	Information	7
Section 2.07.	Maximum Liability	7

ARTICLE III.

Pledge of Securities

Section 3.01.	Pledge	7
Section 3.02.	Delivery of the Pledged Collateral	8
Section 3.03.	Representations, Warranties and Covenants	9
Section 3.04.	Registration in Nominee Name; Denominations	10
Section 3.05.	Voting Rights; Dividends and Interest, etc	10

ARTICLE IV.

Security Interests in Other Personal Property

Section 4.01.	Security Interest	12
Section 4.02.	Representations and Warranties	14
Section 4.03.	Covenants	15
Section 4.04.	Other Actions	18
Section 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral.	20

ARTICLE V.

Remedies

Section 5.01.	Remedies Upon Default	21
Section 5.02.	Application of Proceeds	23
Section 5.03.	Grant of License To Use Intellectual Property	23
Section 5.04.	Securities Act, etc	23

-i-

		Page
ARTICLE VI.

Indemnity, Subrogation and Subordination

Section 6.01.	Indemnity and Subrogation	24
Section 6.02.	Contribution and Subrogation	24
Section 6.03.	Subordination	25

ARTICLE VII.

Miscellaneous

Section 7.01.	Notices	25
Section 7.02.	Security Interest Absolute	25
Section 7.03.	Limitation By Law	25
Section 7.04.	Binding Effect; Several Agreement	25
Section 7.05.	Successors and Assigns	26
Section 7.06.	Administrative Agent’s Fees and Expenses; Indemnification	26
Section 7.07.	Administrative Agent Appointed Attorney-in-Fact	26
Section 7.08.	GOVERNING LAW	27
Section 7.09.	Waivers; Amendment	27
Section 7.10.	WAIVER OF JURY TRIAL	27
Section 7.11.	Severability	28
Section 7.12.	Counterparts	28
Section 7.13.	Headings	28
Section 7.14.	Jurisdiction; Consent to Service of Process	28
Section 7.15.	Termination or Release	28
Section 7.16.	Additional Subsidiaries	29
Section 7.17.	Right of Set-off	29

Schedules

Schedule I	Pledged Stock; Debt Securities
Schedule II	Intellectual Property

Exhibits

Exhibit I	Form of Supplement to the Guarantee and Collateral Agreement
Exhibit II	Form of Perfection Certificate
Exhibit III	Form of Copyright Security Agreement
Exhibit IV	Form of Patent Security Agreement
Exhibit V	Form of Trademark Security Agreement
Exhibit VI	Form of Notice to Bailee of Security Interest in Inventory
Exhibit VII	Form of Control Agreement Concerning Deposit Accounts
Exhibit VIII	Form of Control Agreement Concerning Securities Accounts
Exhibit IX	Form of Landlord’s Access Agreement

-ii-

GUARANTEE AND COLLATERAL AGREEMENT dated and effective as of August 31, 2006 (this “Agreement”), among SECURE COMPUTING CORPORATION, a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower identified herein as a party (each, a “Subsidiary Party”) and CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined below).

Reference is made to the credit agreement, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, CITICORP USA, INC., as Administrative Agent for the Lenders, UBS Securities LLC, as syndication agent, and Citigroup Global Markets Inc. and UBS Securities LLC, as joint lead arrangers and as joint bookrunners.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement; provided that the term “Letter of Credit”, for the purposes of Sections 4.01(a)(E) and 4.04(d) hereof only, shall have the meaning assigned to such term in the New York UCC. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Bailee Letter” shall be an agreement in form substantially similar to Exhibit VI hereto.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit III hereto.

“Copyrights” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Copyright License,” any third party licensor): (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule II.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” (as such term is defined in the UCC) that are domiciled in the United States, and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Deposit Account Control Agreement” shall mean an agreement substantially in the form of Exhibit VII hereto or such other form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Foreign Pledge Agreement” has the meaning assigned to such term in Section 3.01.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including Software, all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Guarantors” means the Subsidiary Parties, solely with respect to Obligations of the other Loan Parties.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual and similar property of every kind and nature now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Landlord’s Access Agreement” shall mean an agreement substantially in the form of Exhibit IX hereto or such other form that is reasonably satisfactory to the Administrative Agent.

“LC Account” shall mean any account established and maintained in accordance with the provisions of Section 2.05(a) of the Credit Agreement and all property from time to time on deposit in such LC Account.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit (as defined in the Credit Agreement), when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) the Loan Document Obligations and (b) the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit IV hereto.

“Patents” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Patent License,” any third party licensor): (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction and all reissues and extensions thereof, (b) all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, and all provisionals, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, including, in the case of (a) and (b), those patents and applications listed on Schedule II, and (c) the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer of the Borrower and each other Loan Party and the chief legal officer of the Borrower and each other Loan Party.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Pledgor” shall mean the Borrower and each Guarantor.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) any Lender and any Affiliate of a Lender who is counterparty to any Swap Agreement entered into with a Loan Party the obligations under which constitute Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and permitted assigns of each of the foregoing.

“Securities Account Control Agreement” shall mean an agreement substantially in the form of Exhibit VIII hereto or such other form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Party” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit V hereto.

“Trademarks” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Trademark License,” any third party licensor): (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule II and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II.

GUARANTEE

Section 2.01. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, to the Administrative Agent, for the benefit of the Secured Parties, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower and each Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

Section 2.03. No Limitations, etc.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 7.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by:

(i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Administrative Agent or any other Secured Party for the Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Obligations);

(vi) any illegality, lack of validity or enforceability of any Obligation;

(vii) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation;

(viii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Administrative Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

(ix) any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or the Guarantor or any other guarantor or surety.

Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the

Obligations (other than contingent or unliquidated obligations or liabilities). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations (other than contingent or unliquidated obligations or liabilities) have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, as the case may be, or any security.

Section 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise.

Section 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower, or other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

Section 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07. Maximum Liability. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 6.02 hereof).

ARTICLE III.

PLEDGE OF SECURITIES

Section 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Administrative Agent, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests owned by it on the date hereof (which shall be listed on Schedule I) and any other Equity

Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that (i) the Pledged Stock shall not include (A) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Pledgor, (B) any issued and outstanding Equity Interest of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary, (C) to the extent applicable law requires that a Subsidiary of such Pledgor issue directors’ qualifying shares, such shares or nominee or other similar shares, (D) any Equity Interests with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.10 of the Credit Agreement need not be satisfied by reason of Section 5.10(g) of the Credit Agreement, or (E) any Equity Interests of a person that is not directly or indirectly a Subsidiary and (ii) to the extent any Equity Interests of a Foreign Subsidiary are pledged pursuant to a pledge agreement governed by the jurisdiction of organization of such Foreign Subsidiary (a “Foreign Pledge Agreement”) such Foreign Pledge Agreement shall control; (b)(i) the debt obligations owed to each Pledgor on the date hereof, including obligations listed opposite the name of such Pledgor on Schedule I, (ii) any debt securities in the future issued to such Pledgor and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt securities (the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include any debt securities with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.10 of the Credit Agreement need not to be satisfied by reason of Section 5.10(g) of the Credit Agreement; (c) subject to Section 3.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 3.05 hereof, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”)

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 3.02. Delivery of the Pledged Collateral

(a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02.

(b) Each Pledgor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $250,000 to the extent that a pledge of such promissory note would not violate applicable law) owed to such Pledgor by any person to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Administrative Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 7.01(b), (c), (f), (h) or (i) of the Credit Agreement unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 3.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Borrower or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Borrower or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule I as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Liens permitted under Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Liens permitted under Section 6.02 of the Credit Agreement or arising by operation of law and (iv) subject to the rights of such Pledgor under the Loan Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Liens permitted under Section 6.02 of the Credit Agreement), however arising, of all persons;

(d) other than as set forth in the Credit Agreement or the schedules thereto, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement, the Administrative Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities, subject only to Liens permitted under the Credit Agreement or arising by operation of law, as security for the payment and performance of the Obligations; and

(h) the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

Section 3.04. Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Pledgor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Loan Party that is not a party to this Agreement to comply with a request by the Administrative Agent, pursuant to this Section 3.04, to exchange certificates representing Pledged Securities of such Loan Party for certificates of smaller or larger denominations.

Section 3.05. Voting Rights; Dividends and Interest, etc.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Pledgors of the Administrative Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the relevant Pledgors of the Administrative Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Administrative Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 3.05 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02 hereof. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the relevant Pledgors of the Administrative Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

ARTICLE IV.

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 4.01. Security Interest.

(a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each Pledgor hereby pledges to the Administrative Agent, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Goods, including Equipment and Inventory;

(v) all General Intangibles, including Software;

(vi) all Instruments;

(vii) all Investment Property (other than the Pledged Securities);

(viii) all Letters of Credit and Letter-of-Credit Rights;

(ix) all Commercial Tort Claims described in Schedule 13 to the Perfection Certificate;

(x) all books and records pertaining to the Article 9 Collateral;

(xi) all Money and all Deposit Accounts;

(xii) all Supporting Obligations; and

(xiii) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (A) any vehicle covered by a certificate of title or ownership, (B) any assets with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.10 of the Credit Agreement need not be satisfied by reason of Section 5.10(g) of the Credit Agreement, (C) any property excluded from the definition of Pledged Collateral by virtue of the proviso to Section 3.01 hereof, (D) any assets purchased with Indebtedness incurred pursuant to Section 6.01(h) of the Credit Agreement, to the extent (and only for so long as) any contractual restriction prevents such grant to the Administrative Agent, (E) any Letter of Credit Rights to the extent any Pledgor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose and to a person that is not the Borrower or a Subsidiary of the Borrower, (F) any asset of a Controlled Foreign Subsidiary (within the meaning of Treasury Regulation § 1.956-2(c)(2) or any successor provision thereto) or a subsidiary of a Controlled Foreign Subsidiary, (G) any application for a Trademark registration filed with the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act (“Intent to Use Application”) prior to the filing with and acceptance by the United States Patent and Trademark Office of a Statement of Use (as described in Section 1(d) of the Lanham Act) or an Amendment to Allege Use (as described in Section 1(c) of the Lanham Act), or (H) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, any license, contract or agreement to which such Pledgor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

(b) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property”. Each Pledgor agrees to provide such information to the Administrative Agent promptly upon request.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor, without the signature of any Pledgor, and naming any Pledgor or the Pledgors as debtors and the Administrative Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

Section 4.02. Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Pledgor has good, and to each Pledgor’s knowledge, valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement) constitute all the filings, recordings and registrations (other than filings to be made in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights and applications thereof) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Pledgor represents and warrants that a fully executed agreement in the form hereof (or a short form hereof which form shall be reasonably acceptable to the Administrative Agent) containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending, except for Intent to Use Applications prior to the filing with and acceptance by the United States Patent and Trademark Office of a Statement of Use or Amendment to Allege Use) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Administrative Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Patents, Trademarks, or Copyrights in which a security interest may be perfected by recording with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Intent to Use Trademark applications (or registrations issuing therefrom) following the acceptance of a Statement of Use or Amendment to Allege Use, and of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings and other actions described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by possession or filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or a short form hereof) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement or arising by operation of law.

(d) The Article 9 Collateral is owned by the Pledgors free and clear of any Lien, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(e) None of the Pledgors holds any Commercial Tort Claim individually in excess of $250,000 as of the Closing Date except as indicated on the Perfection Certificate.

(f) Except as set forth in the Perfection Certificate, as of the Closing Date, all Accounts have been originated by the Pledgors and all Inventory has been produced or acquired by the Pledgors in the ordinary course of business.

Section 4.03. Covenants.

(a) Each Pledgor agrees promptly to notify the Administrative Agent in writing of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization. Each Pledgor agrees promptly (and, in any event within 30 Business Days or such longer period as otherwise reasonably agreed by the Administrative Agent) to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the benefit of the Secured Parties. Each Pledgor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Pledgor is damaged or destroyed.

(b) Subject to the rights of such Pledgor under the Loan Documents to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(c) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent; provided that no such note or instrument shall be required to be pledged to the extent the amount thereof is less than $250,000.

Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Administrative Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule II or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Patents, Trademarks (other than Intent to Use Trademark applications, until such time as a Statement of Use or Amendment to Allege Use is filed with and accepted by the United States Patent and Trademark Office), Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Pledgor shall have the right, exercisable within 30 days after it has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the Credit Agreement or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Pledgor (rather than the Administrative Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by the Credit Agreement. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral and each Pledgor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by the Credit Agreement.

(h) None of the Pledgors will, without the Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices.

(i) Each Pledgor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Administrative Agent and shall be additional Obligations secured hereby.

(j) From and after the occurrence of an Event of Default, to the extent requested by the Administrative Agent, the Pledgors shall comply with the Assignment of Claims Act of 1940, 31 U.S.C. § 3727(c), with respect to each Pledgor’s contracts with the U.S. government or any branch, agency, bureau or subdivision thereof.

Section 4.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, for the benefit of the Secured Parties, the Administrative

Agent’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Pledgor shall at any time hold or acquire any Instruments or Tangible Chattel Paper, such Pledgor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request; provided that no such Instrument or Tangible Chattel Paper shall be required to be pledged to the extent the amount thereof is less than $250,000.

(b) Investment Property. Except to the extent otherwise provided in Article III, if any Pledgor shall at any time hold or acquire any Certificated Security, such Pledgor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify. If any security of a domestic issuer now owned or hereafter acquired by any Pledgor is uncertificated and is issued to such Pledgor or its nominee directly by the issuer thereof, upon the Administrative Agent’s reasonable request and upon and during the continuance of an Event of Default, such Pledgor shall promptly notify the Administrative Agent of such uncertificated securities and pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such security, without further consent of any Pledgor or such nominee, or (ii) cause the issuer to register the Administrative Agent as the registered owner of such security.

(c) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $250,000, such Pledgor shall promptly, and in any event within 15 Business Days, notify the Administrative Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and grant to the Administrative Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued (other than a Letter of Credit referred to in clause (E) of Section 4.01(a) or that constitutes a “supporting obligation” as defined in UCC 9-102(a)(77)), such Pledgor shall promptly notify the Administrative Agent thereof and such Pledgor shall, at the request of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not (i) be required to the extent that the aggregate amounts of any such Letters of Credit does not exceed $5.0 million and (ii) apply to any trade Letters of Credit that have been issued in the ordinary course of business; provided that the issuing bank of any such trade Letter of Credit shall have been instructed to deposit all proceeds from any such trade Letter of Credit into a Deposit Account over which the Administrative Agent has a first priority security interest, which security interest is perfected by Control.

(e) Landlord’s Access Agreements/Bailee Letters. Each Pledgor shall use its commercially reasonable efforts to obtain as soon as practicable after the date hereof with respect to each location set forth in Schedule 8(a) to the Perfection Certificate, where such Pledgor maintains Pledged Collateral, a Bailee Letter and/or Landlord Access Agreement, as applicable, and use commercially reasonable efforts to obtain a Bailee Letter, Landlord’s Access Agreement and/or landlord’s lien waiver, as applicable, from all such bailees and landlords, as applicable, who from time to time have possession of any Pledged Collateral if reasonably requested by the Administrative Agent. A waiver of bailee’s lien shall not be required if the value of the Pledged Collateral held by such bailee is less then $50,000, provided that the aggregate value of the Pledged Collateral held by all bailees who have not delivered a Bailee Letter is less than $250,000 in the aggregate.

(f) Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 14 to the Perfection Certificate. The Administrative Agent has a first priority security interest in each such Deposit Account, which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Deposit Account unless (1) it shall have given the Administrative Agent 30 days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Administrative Agent and (3) such Bank and such Pledgor shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. The provisions of this Section 4.04(f) shall not apply to the LC Account or to any other Deposit Accounts for which the Administrative Agent is the Bank. No Pledgor shall grant Control of any Deposit Account to any person other than the Administrative Agent.

(g) Securities Accounts and Commodity Accounts. (i) As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 14 to the Perfection Certificate. The Administrative Agent has a first priority security interest in each such Securities Account and Commodity Account, which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) it shall have given the Administrative Agent 30 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Administrative Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Administrative Agent and within one (1) Business Day of actual receipt thereof, deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account subject to Administrative Agent’s Control. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. The provisions of this Section 4.04(g) shall not apply to any Financial Assets credited to a Securities Account for which the Administrative Agent is the Securities Intermediary. No Pledgor shall grant Control over any Investment Property to any person other than the Administrative Agent.

(ii) As between the Administrative Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Administrative Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.

Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral.

(a) Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that, in such Pledgor’s reasonable business judgment, is material to the normal conduct of such Pledgor’s business may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws. Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark that, in such Pledgor’s reasonable business judgment, is necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(b) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright that, in such Pledgor’s reasonable business judgment, is necessary to the normal conduct of such Pledgor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(c) Each Pledgor shall notify the Administrative Agent promptly if it knows that any Patent, Trademark or Copyright that, in such Pledgor’s reasonable business judgment, is material to the normal conduct of such Pledgor’s business may imminently become abandoned, lost or dedicated to the public, or of any materially adverse determination, excluding office actions and similar determinations in the United States Patent and Trademark Office or the United States Copyright Office, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(d) Each Pledgor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Administrative Agent on a quarterly basis (at the time of delivery of the quarterly financial statements pursuant to Section 5.04(b) of the Credit Agreement and annual financial statements pursuant to Section 5.04(a) of the Credit Agreement) of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office filed during the preceding three-month period, and (ii) execute and file any and all agreements, instruments, documents and papers as are necessary or as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Patent, Trademark or Copyright.

(e) Each Pledgor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to maintaining and pursuing each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) that, in such Pledgor’s reasonable business judgment, is material to the normal conduct of such Pledgor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is, in such Pledgor’s reasonable business judgment, material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(f) In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright that, in such Pledgor’s reasonable business judgment, is material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Administrative Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

(g) Upon and during the continuance of an Event of Default, each Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor under each Copyright License, Patent License or Trademark License to effect the assignment of all such Pledgor’s right, title and interest thereunder to (in the Administrative Agent’s sole discretion) the designee of the Administrative Agent or the Administrative Agent.

ARTICLE V.

REMEDIES

Section 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Administrative Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law and (c) seek a court order directing every U.S. government or any branch, agency, bureau or subdivision thereof which is under a contract with any Pledgor or any subsidiary thereof to make such payments directly to the Administrative Agent. Without limiting the generality of the foregoing, each Pledgor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01 the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Pledgors 10 days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold shall be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 5.02. Application of Proceeds. The Administrative Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Pledgor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

Section 5.03. Grant of License To Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Pledgor hereby grants to (in the Administrative Agent’s sole discretion) a designee of the Administrative Agent or the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Pledgor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Pledgor, wherever the same may be located, and including, without limitation, in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all intellectual property and the right to sue or its designee for past infringement of the intellectual property. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent or its designee in accordance herewith shall be binding upon the Pledgors notwithstanding any subsequent cure of an Event of Default.

Section 5.04. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE VI.

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03 hereof), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 6.02. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.03 hereof) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6.01 hereof, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 hereof to the extent of such payment.

Section 6.03. Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 hereof and all other rights of indemnity, contribution or subrogation of the Guarantors under applicable law or otherwise shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent or unliquidated obligations or liabilities). No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6.01 and 6.02 hereof (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of such Borrower or any Guarantor with respect to its Obligations, and the Borrower and each Guarantor shall remain liable for the full amount of its Obligations.

(b) Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to the Borrower, any other Guarantor or any Subsidiary shall be fully subordinated to the payment in full in cash or immediately available funds of the Obligations (other than contingent or unliquidated obligations or liabilities).

ARTICLE VII.

MISCELLANEOUS

Section 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

Section 7.02. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

Section 7.03. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 7.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

Section 7.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Section 7.06. Administrative Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement. Without limitation of its indemnification obligations under the other Loan Documents, each Pledgor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 9.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and other transactions contemplated hereby, (ii) the use of proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.06 shall be payable on written demand therefor.

Section 7.07. Administrative Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Administrative Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. The Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Administrative Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 7.08. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 7.09. Waivers; Amendment.

No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

Section 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.04 hereof. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 7.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.14. Jurisdiction; Consent to Service of Process.

(a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.15. Termination or Release.

(a) This Agreement, the guarantees made herein, the pledges made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Loan Document Obligations (other than contingent or unliquidated obligations or liabilities not then due) have been paid in full in cash or immediately available funds and the Lenders have no further commitment to lend under the Credit Agreement, the Revolving L/C Exposure has been reduced to zero and each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Borrower or otherwise ceases to be a Guarantor; provided that the Required Lenders shall have consented to such transaction (to the extent such consent is required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement to any person that is not a Pledgor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.15, the Administrative Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or warranty by the Administrative Agent.

Section 7.16. Additional Subsidiaries. Upon execution and delivery by the Administrative Agent and any Subsidiary that is required to become a party hereto by Section 5.10 of the Credit Agreement of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 7.17. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 7.17 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SECURE COMPUTING CORPORATION

By:
Name:
Title:

CIPHERTRUST, INC.

By:
Name:
Title:

CITICORP USA, INC., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby (i) acknowledges receipt of a copy of the Guarantee and Collateral Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”, capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee and Collateral Agreement), dated as of August 31, 2006, made by the Pledgors parties thereto for the benefit of Citicorp USA, Inc., as Administrative Agent, (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Guarantee and Collateral Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Pledged Securities without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Pledged Securities that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Guarantee and Collateral Agreement in connection with (a) the registration of any Securities Collateral thereunder in the name of the Administrative Agent, or its nominees or (b) the exercise of voting rights by the Administrative Agent, or its nominees.

The undersigned acknowledges that its Equity Interests have been pledged pursuant to the terms of the Guarantee and Collateral Agreement and will comply with all actions that may be required of it pursuant to Section 3.05 and Section 4.04(b) thereof.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Exhibit I

to the Guarantee and

Collateral Agreement

SUPPLEMENT NO.              dated as of                      (this “Supplement”), to the Guarantee and Collateral Agreement dated as of August 31, 2006 (the “Guarantee and Collateral Agreement”), among SECURE COMPUTING CORPORATION (the “Borrower”), each Subsidiary Party thereto and CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined herein).

A. Reference is made to the Credit Agreement dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, Citicorp USA, Inc., as Administrative Agent for the Lenders, UBS Securities LLC, as syndication agent, and Citigroup Global Markets Inc. and UBS Securities LLC, as joint lead arrangers and as joint bookrunners.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement referred to therein.

C. The Guarantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and each Issuing Bank to issue Letters of Credit. Section 7.16 of the Guarantee and Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and each Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.16 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and a Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and a Guarantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Party and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Party” or a “Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Administrative Agent has executed a counterpart hereof.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Article 9 Collateral of the New Subsidiary, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent; provided that such expenses may instead be reimbursed by the Borrower, at the Borrower’s option.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief Executive Office:

CITICORP USA, INC., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule I

to Supplement No.             to the

Guarantee and

Collateral Agreement

LOCATION OF ARTICLE 9 COLLATERAL

Description	Location

Schedule II to

Supplement No.

to the Guarantee and

Collateral Agreement

Pledged Securities of the New Subsidiary

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

OTHER PROPERTY

Exhibit II

to the Guarantee and

Collateral Agreement

[Form of]

Perfection Certificate

[Provided under separate cover.]

Exhibit III

to the Guarantee and

Collateral Agreement

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [            ], by [            ] and [            ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of CITICORP USA, INC., in its capacity as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Pledgors are party to a Guarantee and Collateral Agreement of even date herewith (the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Guarantee and Collateral Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) all of the following now owned or hereafter acquired by any Pledgor: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule I attached hereto; and

(b) all proceeds of any and all of the foregoing.

SECTION 3. Guarantee and Collateral Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Guarantee and Collateral Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Loan Document Obligations and termination of the Guarantee and Collateral Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

CITICORP USA, INC.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

Exhibit IV

to the Guarantee and

Collateral Agreement

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [            ], by [            ] and [            ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of CITICORP USA, INC., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Pledgors are party to a Guarantee and Collateral Agreement of even date herewith (the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Guarantee and Collateral Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) (i) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction and all reissues and extensions thereof and (ii) all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, and all provisionals, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, including, those patents and applications listed on Schedule I attached hereto; and

(b) all proceeds of any and all of the foregoing.

SECTION 3. Guarantee and Collateral Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Guarantee and Collateral Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Loan Document Obligations and termination of the Guarantee and Collateral Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

CITICORP USA, INC.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

Exhibit V

to the Guarantee and

Collateral Agreement

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [            ], by [            ] and [            ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of CITICORP USA, INC., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Pledgors are party to a Guarantee and Collateral Agreement of even date herewith (the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Guarantee and Collateral Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired and the goodwill attendant thereto, all registrations thereof (if any), and all applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those trademarks of such Pledgor listed on Schedule I attached hereto; and

(b) all proceeds of any and all of the foregoing.

SECTION 3. Guarantee and Collateral Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Guarantee and Collateral Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Loan Document Obligations and termination of the Guarantee and Collateral Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

CITICORP USA, INC.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Exhibit VI

to the Guarantee and

Collateral Agreement

[Form of]

Notice to Bailee of Security Interest in Inventory

CERTIFIED MAIL — RETURN RECEIPT REQUESTED

[                    ], 200[  ]

TO:	[Bailee’s Name]
[Bailee’s Address]

Re:	Secure Computing Corporation

Ladies and Gentlemen:

In connection with that certain Guarantee and Collateral Agreement, dated as of August 31, 2006 (the “Guarantee and Collateral Agreement”), made by Secure Computing Corporation (the “Borrower”), the Guarantors party thereto and Citicorp USA, Inc., as Administrative Agent (“Citicorp USA”), we have granted to Citicorp USA a security interest in substantially all of our personal property, including our inventory.

This letter constitutes notice to you, and your signature below will constitute your acknowledgment, of Citicorp USA’s continuing first priority security interest in all goods with respect to which you are acting as bailee. Until you are notified in writing to the contrary by Citicorp USA, however, you may continue to accept instructions from us regarding the delivery of goods stored by you.

Your acknowledgment also constitutes a waiver and release, for Citicorp USA’s benefit, of any and all claims, liens, including bailee’s liens, and demands of every kind which you have or may later have against such goods (including any right to include such goods in any secured financing to which you may become party).

In order to complete our records, kindly have a duplicate of this letter signed by an officer of your company and return same to us at your earliest convenience.

Receipt acknowledged, confirmed and approved:	Very truly yours,

[BAILEE]	[APPLICABLE PLEDGOR]

By:	By:
Name:	Name:
Title:	Title:

cc:	Citicorp USA, Inc., as Administrative Agent

Exhibit VII

to the Guarantee and

Collateral Agreement

[Form of]

Control Agreement Concerning Deposit Accounts

This CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS (this “Control Agreement”), dated as of [            ], by and among [            ], a [            ] corporation (the “Pledgor”), CITICORP USA, INC., as administrative agent for the benefit of the Secured Parties under the Credit Agreement (the “Administrative Agent”) and [            ] (the “Bank”), is delivered pursuant to Section 4.04(f) of that certain Guarantee and Collateral Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), dated as of August 31, 2006, made by the Pledgor and each of the Guarantors listed on the signature pages thereto in favor of the Administrative Agent. This Control Agreement is for the purpose of perfecting the security interests of the Secured Parties granted by the Pledgor in the Designated Accounts described below. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Guarantee and Collateral Agreement.

Section 1. Confirmation of Establishment and Maintenance of Designated Accounts. The Bank hereby confirms and agrees that (i) the Bank has established for the Pledgor and maintains the deposit account(s) listed in Schedule 1 annexed hereto (such account(s), together with each such other deposit account maintained by the Pledgor with the Bank collectively, the “Designated Accounts” and each a “Designated Account”), (ii) each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement, (iii) the Bank is a “bank,” as such term is defined in the UCC, (iv) this Control Agreement is the valid and legally binding obligation of the Bank and (v) each Designated Account is a “deposit account” as such term is defined in Article 9 of the UCC.

Section 2. Control. The Bank shall comply with instructions originated by the Administrative Agent without further consent of the Pledgor or any person acting or purporting to act for the Pledgor being required, including, without limitation, directing disposition of the funds in each Designated Account. The Bank shall also comply with instructions directing the disposition of funds in each Designated Account originated by the Pledgor or its authorized representatives until such time as the Administrative Agent delivers a Notice of Sole Control pursuant to Section 8(i) hereof to the Bank. The Bank shall comply with, and is fully entitled to rely upon, any instruction from the Administrative Agent, even if such instruction is contrary to any instruction that the Pledgor may give or may have given to the Bank.

Section 3. Subordination of Lien; Waiver of Set-Off. The Bank hereby agrees that any security interest in, lien on, encumbrance, claim or (except as provided in the next sentence) right of setoff against, any Designated Account or any funds therein it now has or subsequently obtains shall be subordinate to the security interest of the Administrative Agent in the Designated Accounts and the funds therein or credited thereto. The Bank agrees not to exercise any present or future right of recoupment or set-off against any of the Designated Accounts or to assert against any of the Designated Accounts any present or future security interest, banker’s lien or any other lien or claim (including claim for penalties) that the Bank may at any time have against or in any of the Designated Accounts or any funds therein; provided, however, that the Bank may set off (i) all amounts due to the Bank in respect of its customary fees and expenses for the routine maintenance and operation of the Designated Accounts, including overdraft fees, and (ii) the face amount of any checks or other items which have been credited to any Designated Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4. Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Bank’s jurisdiction and the Designated Account(s) shall be governed by the law of the State of New York.

Section 5. Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Bank and the Pledgor with respect to any Designated Account or any funds credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Bank and the Pledgor will not enter into any other agreement with respect to any Designated Account unless the Administrative Agent shall have received prior written notice thereof. The Bank and the Pledgor have not and will not enter into any other agreement with respect to control of the Designated Accounts or purporting to limit or condition the obligation of the Bank to comply with any orders or instructions with respect to any Designated Account as set forth in Section 2 hereof without the prior written consent of the Administrative Agent acting in its sole discretion. In the event of any conflict with respect to control over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. No amendment or modification of this Control Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 6. Certain Agreements. As of the date hereof, the Bank has furnished to the Administrative Agent the most recent account statement issued by the Bank with respect to each of the Designated Accounts and the cash balances held therein. Each such statement accurately reflects the assets held in such Designated Account as of the date thereof.

Section 7. Notice of Adverse Claims. Except for the claims and interest of the Secured Parties and of the Pledgor in the Designated Accounts, the Bank on the date hereof does not know of any claim to, security interest in, lien on, or encumbrance against, any Designated Account or in any funds credited thereto and does not know of any claim that any person or entity other than the Administrative Agent has been given control (within the meaning of Section 9-104 of the UCC) of any Designated Account or any such funds. If the Bank becomes aware that any person or entity is asserting any lien, encumbrance, security interest or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process or any claim of control) against any funds in any Designated Account, the Bank shall promptly notify the Administrative Agent and the Pledgor thereof.

Section 8. Maintenance of Designated Accounts. In addition to the obligations of the Bank in Section 2 hereof, the Bank agrees to maintain the Designated Accounts as follows:

(i) Notice of Sole Control. If at any time the Administrative Agent delivers to the Bank a notice instructing the Bank to terminate Pledgor’s access to any Designated Account (the “Notice of Sole Control”), the Bank agrees that, after receipt of such notice, it will take all instruction with respect to such Designated Account solely from the Administrative Agent, terminate all instructions and orders originated by the Pledgor with respect to the Designated Accounts or any funds therein, and cease taking instructions from the Pledgor, including, without limitation, instructions for distribution or transfer of any funds in any Designated Account.

(ii) Statements and Confirmations. The Bank will send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account simultaneously to the Pledgor and the Administrative Agent at the address set forth in Section 10 hereof. The Bank will promptly provide to the Administrative Agent, upon request therefor from time to time and, in any event, as of the last business day of each calendar month, a statement of the cash balance in each Designated Account. The Bank shall not change the name or account number of any Designated Account without the prior written consent of the Administrative Agent.

Section 9. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 10. Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Bank:	[ ]
[ ]
[ ]
Attention:
Telecopy:
Telephone:

Administrative
Agent:	Citicorp USA, Inc.
390 Greenwich Street
New York, NY 100013
Attention:
Telecopy:
Telephone:

Any party may change its address for notices in the manner set forth above.

Section 11. Termination.

(i) Except as otherwise provided in this Section 11, the obligations of the Bank hereunder and this Control Agreement shall continue in effect until the security interests of the Administrative Agent in the Designated Accounts and any and all funds therein have been terminated pursuant to the terms of the Guarantee and Collateral Agreement and the Administrative Agent has notified the Bank of such termination in writing.

(ii) The Bank, acting alone, may terminate this Control Agreement at any time and for any reason by written notice delivered to the Administrative Agent and the Pledgor not less than thirty (30) days prior to the effective termination date.

(iii) Prior to any termination of this Control Agreement pursuant to this Section 11, the Bank hereby agrees that it shall promptly take, at Pledgor’s sole cost and expense, all reasonable actions necessary to facilitate the transfer of any funds in the Designated Accounts as follows: (a) in the case of a termination of this Control Agreement under Section 11(i), to the institution designated in writing by Pledgor; and (b) in all other cases, to the institution designated in writing by the Administrative Agent.

Section 12. Fees and Expenses. The Bank agrees to look solely to the Pledgor for payment of any and all fees, costs, charges and expenses incurred or otherwise relating to the Designated Accounts and services provided by the Bank hereunder (collectively, the “Account Expenses”), and the Pledgor agrees to pay such Account Expenses to the Bank on demand therefor. The Pledgor acknowledges and agrees that it shall be, and at all times remains, solely liable to the Bank for all Account Expenses.

Section 13. Severability. If any term or provision set forth in this Control Agreement shall be invalid or unenforceable, the remainder of this Control Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 14. Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

[signature page follows]

[ ]

By:
Name:
Title:

CITICORP USA, INC., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ ], as Bank

By:
Name:
Title:

SCHEDULE I

to

Control Agreement Concerning Deposit Accounts

Designated Account(s)

Exhibit VIII

to the Guarantee and

Collateral Agreement

[Form of]

Control Agreement Concerning Securities Accounts

This Control Agreement Concerning Securities Accounts (this “Control Agreement”), dated as of [            ], by and among [            ] (the “Pledgor”), Citicorp USA, Inc., as administrative agent (the “Administrative Agent”) and [            ] (the “Securities Intermediary”), is delivered pursuant to Section 3.4(c) of that certain guarantee and collateral agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), dated as of [            ], 2006, made by the Pledgor and each of the Guarantors listed on the signature pages thereto in favor of Citicorp USA, Inc., as Administrative Agent, as pledgee, assignee and secured party. This Control Agreement is for the purpose of perfecting the security interests of the Secured Parties granted by the Pledgor in the Designated Accounts described below. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Guarantee and Collateral Agreement.

Section 1. Confirmation of Establishment and Maintenance of Designated Accounts. The Securities Intermediary hereby confirms and agrees that (i) the Securities Intermediary has established for the Pledgor and maintains the account(s) listed in Schedule I annexed hereto (such account(s), together with each such other securities account maintained by the Pledgor with the Securities Intermediary collectively, the “Designated Accounts” and each a “Designated Account”), (ii) each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement, (iii) this Control Agreement is the valid and legally binding obligation of the Securities Intermediary, (iv) the Securities Intermediary is a “securities intermediary” as defined in Article 8-102(a)(14) of the UCC, (v) each of the Designated Accounts is a “securities account” as such term is defined in Section 8-501(a) of the UCC and (vi) all securities or other property underlying any financial assets which are credited to any Designated Account shall be registered in the name of the Securities Intermediary, endorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to any Designated Account be registered in the name of the Pledgor, payable to the order of the Pledgor or specially endorsed to the Pledgor, except to the extent the foregoing have been specially endorsed to the Securities Intermediary or in blank.

Section 2. “Financial Assets” Election. All parties hereto agree that each item of Investment Property and all other property held in or credited to any Designated Account (the “Account Property”) shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

Section 3. Entitlement Order. If at any time the Securities Intermediary shall receive an “entitlement order” (within the meaning of Section 8-102(a)(8) of the UCC) issued by the Administrative Agent and relating to any financial asset maintained in one or more of the Designated Accounts, the Securities Intermediary shall comply with such entitlement order without further consent by the Pledgor or any other person. The Securities Intermediary shall also comply with instructions directing the Securities Intermediary with respect to the sale, exchange or transfer of any Account Property held in each Designated Account originated by a Pledgor, or any representative of, or investment manager appointed by, a Pledgor until such time as the Administrative Agent delivers a Notice of Sole Control pursuant to Section 9(i) to the Securities Intermediary. The Securities Intermediary shall comply with, and is fully entitled to rely upon, any entitlement order from the Administrative Agent, even if such entitlement order is contrary to any entitlement order that the Pledgor may give or may have given to the Securities Intermediary.

Section 4. Subordination of Lien; Waiver of Set-Off. The Securities Intermediary hereby agrees that any security interest in, lien on, encumbrance, claim or (except as provided in the next sentence) right of setoff against, any Designated Account or any Account Property it now has or subsequently obtains shall be subordinate to the security interest of the Administrative Agent in the Designated Accounts and the Account Property therein or credited thereto. The Securities Intermediary agrees not to exercise any present or future right of recoupment or set-off against any of the Designated Accounts or to assert against any of the Designated Accounts any present or future security interest, banker’s lien or any other lien or claim (including claim for penalties) that the Securities Intermediary may at any time have against or in any of the Designated Accounts or any Account Property therein or credited thereto; provided, however, that the Securities Intermediary may set off all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Designated Accounts, including overdraft fees and amounts advanced to settle authorized transactions.

Section 5. Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction and the Designated Accounts (as well as the security entitlements related thereto) shall be governed by the laws of the State of New York.

Section 6. Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Securities Intermediary and the Pledgor with respect to any Designated Account or any security entitlements or other financial assets credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Securities Intermediary and the Pledgor will not enter into any other agreement with respect to any Designated Account unless the Administrative Agent shall have received prior written notice thereof. The Securities Intermediary and the Pledgor have not and will not enter into any other agreement with respect to (i) creation or perfection of any security interest in or (ii) control of security entitlements maintained in any of the Designated Accounts or purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders with respect to any Account Property held in or credited to any Designated Account as set forth in Section 3 hereof without the prior written consent of the Administrative Agent acting in its sole discretion. In the event of any conflict with respect to control over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. No amendment or modification of this Control Agreement or waiver of any rights hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 7. Certain Agreements.

(i) As of the date hereof, the Securities Intermediary has furnished to the Administrative Agent the most recent account statement issued by the Securities Intermediary with respect to each of the Designated Accounts and the financial assets and cash balances held therein, identifying the financial assets held therein in a manner acceptable to the Administrative Agent. Each such statement accurately reflects the assets held in such Designated Account as of the date thereof.

(ii) The Securities Intermediary will, upon its receipt of each supplement to the Guarantee and Collateral Agreement signed by the Pledgor and identifying one or more financial assets as “Pledged Collateral,” enter into its records, including computer records, with respect to each Designated Account a notation with respect to any such financial asset so that such records and reports generated with respect thereto identify such financial asset as “Pledged.”

Section 8. Notice of Adverse Claims. Except for the claims and interest of the Administrative Agent and of the Pledgor in the Account Property held in or credited to the Designated Accounts, the Securities Intermediary on the date hereof does not know of any claim to, security interest in, lien on, or encumbrance against, any Designated Account or Account Property held in or credited thereto and does not know of any claim that any person or entity other than the Administrative Agent has been given “control” (within the meaning of Section 8-106 of the UCC) of any Designated Account or any such Account Property. If the Securities Intermediary becomes aware that any person or entity is asserting any lien, encumbrance, security interest or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process or any claim of control) against any of the Account Property held in or credited to any Designated Account, the Securities Intermediary shall promptly notify the Administrative Agent and the Pledgor thereof.

Section 9. Maintenance of Designated Accounts. In addition to the obligations of the Securities Intermediary in Section 3 hereof, the Securities Intermediary agrees to maintain the Designated Accounts as follows:

(i) Notice of Sole Control. If at any time the Administrative Agent delivers to the Securities Intermediary a notice instructing the Securities Intermediary to terminate Pledgor’s access to any Designated Account (the “Notice of Sole Control”), the Securities Intermediary agrees that, after receipt of such notice, it will take all instructions with respect to such Designated Account solely from the Administrative Agent, terminate all instructions and orders originated by the Pledgor with respect to the Designated Accounts or any Account Property therein, and cease taking instructions from Pledgor, including, without limitation, instructions for investment, distribution or transfer of any financial asset maintained in any Designated Account. Permitting settlement of trades pending at the time of receipt of such notice shall not constitute a violation of the immediately preceding sentence.

(ii) Voting Rights. Until such time as the Securities Intermediary receives a Notice of Sole Control, the Pledgor, or an investment manager on behalf of the Pledgor, shall direct the Securities Intermediary with respect to the voting of any financial assets credited to any Designated Account.

(iii) Statements and Confirmations. The Securities Intermediary will send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account or any financial assets credited thereto simultaneously to each of the Pledgor and the Administrative Agent at the address set forth in Section 11 hereof. The Securities Intermediary will provide to the Administrative Agent, upon the Administrative Agent’s request therefor from time to time and, in any event, as of the last business day of each calendar month, a statement of the market value of each financial asset maintained in each Designated Account. The Securities Intermediary shall not change the name or account number of any Designated Account without the prior written consent of the Administrative Agent.

(iv) Perfection in Certificated Securities. The Securities Intermediary acknowledges that, in the event that it should come into possession of any certificate representing any security or other Account Property held in or credited to any of the Designated Accounts, the Securities

Intermediary shall retain possession of the same on behalf and for the benefit of the Administrative Agent and such act shall cause the Securities Intermediary to be deemed holding such certificate for the Administrative Agent, if necessary to perfect the Administrative Agent’s security interest in such securities or assets. The Securities Intermediary hereby acknowledges its receipt of a copy of the Guarantee and Collateral Agreement, which shall also serve as notice to the Securities Intermediary of a security interest in collateral held on behalf and for the benefit of the Administrative Agent.

Section 10. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 11. Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Securities
Intermediary:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

Administrative
Agent:	Citicorp USA, Inc.
390 Greenwich Street
New York, NY 100013
Attention:
Telecopy:
Telephone:

Any party may change its address for notices in the manner set forth above.

Section 12. Termination.

(i) Except as otherwise provided in this Section 12, the obligations of the Securities Intermediary hereunder and this Control Agreement shall continue in effect until the security interests of the Administrative Agent in the Designated Accounts and any and all Account Property held therein or credited thereto have been terminated pursuant to the terms of the Guarantee and Collateral Agreement and the Administrative Agent has notified the Securities Intermediary of such termination in writing.

(ii) The Securities Intermediary, acting alone, may terminate this Control Agreement at any time and for any reason by written notice delivered to the Administrative Agent and the Pledgor not less than thirty (30) days prior to the effective termination date.

(iii) Prior to any termination of this Control Agreement pursuant to this Section 12, the Securities Intermediary hereby agrees that it shall promptly take, at Pledgor’s sole cost and expense, all reasonable actions necessary to facilitate the transfer of any Account Property in or credited to the Designated Accounts as follows: (i) in the case of a termination of this Control Agreement under Section 12(i), to the institution designated in writing by Pledgor; and (ii) in all other cases, to the institution designated in writing by the Administrative Agent.

Section 13. Fees and Expenses. The Securities Intermediary agrees to look solely to the Pledgor for payment of any and all fees, costs, charges and expenses incurred or otherwise relating to the Designated Accounts and services provided by the Securities Intermediary hereunder (collectively, the “Account Expenses”), and the Pledgor agrees to pay such Account Expenses to the Securities Intermediary on demand therefor. The Pledgor acknowledges and agrees that it shall be, and at all times remains, solely liable to the Securities Intermediary for all Account Expenses.

Section 14. Severability. If any term or provision set forth in this Control Agreement shall be invalid or unenforceable, the remainder of this Control Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 15. Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

[signature page follows]

[ ],
as Pledgor

By:
Name:
Title:

CITICORP USA, INC., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Securities Intermediary

By:
Name:
Title:

SCHEDULE I

TO

CONTROL AGREEMENT CONCERNING SECURITIES ACCOUNTS

Designated Account(s)

Exhibit IX

to the Guarantee and

Collateral Agreement

[Form of]

Landlord’s Access Agreement

THIS LANDLORD’S ACCESS AGREEMENT (the “Agreement”) is made and entered into as of                     , 2006 by and between                     , having an office at                                      (“Landlord”) and                                         , having an office at                                         as administrative agent (in such capacity, “Administrative Agent”) for the benefit of the Secured Parties (as hereinafter defined) under the Credit Agreement (as hereinafter defined).

RECITALS :

A. Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).

B. Landlord has leased all or a portion of the Real Property (the “Leased Premises”) to [            ] (“Lessee” [or “Borrower”]) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).

C. [Lessee,] [(“Borrower”),], a [            ] [            ] (“Parent”) and the Administrative Agent, among others, are, in connection with the execution and delivery of this Agreement, entering into a credit agreement, dated as of August 31, 2006, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make certain loans to Borrower (collectively, the “Loans”).

[D. [The Lessee is a subsidiary of Borrower.]1

E. The Lessee has, pursuant to the Credit Agreement, guaranteed the obligations of the Borrower under the Credit Agreement and the other documents evidencing and securing the Loans (collectively, the “Loan Documents”).]2

F. As security for the payment and performance of Lessee’s Obligations under the Credit Agreement and the other documents evidencing and securing the Loans (collectively, the “Loan Documents”), Administrative Agent (for its benefit and the benefit of the Secured Parties) has or will acquire a security interest in and lien upon all of Lessee’s personal property, inventory, accounts, goods, machinery, equipment, furniture and fixtures (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”).

[1]	Include one of these alternatives if Borrower is not the Lessee.
[2]	Include if Borrower is not the Lessee

G. Administrative Agent has requested that Landlord execute this Agreement as a condition precedent to the making of the Loans under the Credit Agreement.

AGREEMENT :

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Administrative Agent, as follows:

1. Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto and (iii) Landlord has sent no notice of default to Lessee under the Lease respecting a default which has not been cured by Lessee.

2. Landlord agrees that the Personal Property is and will remain personal property and not fixtures even though it may be affixed to or placed on the Leased Premises. Landlord further agrees that Administrative Agent has the right to remove the Personal Property from the Leased Premises at any time in accordance with the terms of the Loan Documents; provided that Administrative Agent shall repair any damage arising from such removal. Landlord further agrees that it will not hinder Administrative Agent’s actions in removing Personal Property from the Leased Premises or Administrative Agent’s actions in otherwise enforcing its security interest in the Personal Property. Administrative Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges that Administrative Agent shall have no obligation to remove the Personal Property from the Leased Premises.

3. Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Personal Property in favor of the Administrative Agent (for the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest and agrees that such security interest shall be superior to any lien of the Landlord (statutory or otherwise) in the Personal Property.

4. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Administrative Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises.

5. All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 5) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

6. The provisions of this Agreement shall continue in effect until Landlord shall have received Administrative Agent’s written certification that the Loans have been paid in full and all of Borrower’s other Obligations under the Credit Agreement and the other Loan Documents have been satisfied.

7. THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

8. Landlord agrees to execute, acknowledge and deliver such further instruments as Administrative Agent may request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s access agreement in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.

IN WITNESS WHEREOF, Landlord and Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

            ,

as Landlord

By:
Name:
Title:

CITICORP USA, INC., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule A

to

Landlord’s Access Agreement

Description of Real Property

Schedule B

to

Landlord’s Access Agreement

Description of Lease

Lessor	Lessee	Dated	Modification	Location/ Property Address

EXHIBIT E

[FORM OF]

SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of August [31], 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SECURE COMPUTING CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Loan Party party thereto, the Lenders party thereto from time to time, CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as Swingline Lender, CITIBANK, N.A., as Issuing Bank, UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”) and CITIGROUP GLOBAL MARKETS INC. and UBS SECURITIES LLC, as joint lead arrangers (collectively and in such capacities, the “Joint Lead Arrangers”) and as joint bookrunners. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I am the duly qualified and acting Chief Financial Officer of the Borrower and, in such capacity (and not in any individual capacity) hereby certify that:

Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

I represent the foregoing information is provided to the best of my knowledge and believe and execute this Certificate this [            ]st day of [            ], 2006.

[Signature Page Follows]

E-1

SECURE COMPUTING CORPORATION

By:
Name:
Title:

E-2

EXHIBIT F-1

[Form of]

TERM NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, Secure Computing Corporation, a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                        ] (the “Lender”) on the Term Facility Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of                      DOLLARS ($                    ), or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.18 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.10 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.07 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of August [31], 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SECURE COMPUTING CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Loan Party party thereto, the Lenders party thereto from time to time, CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as Swingline Lender, CITIBANK, N.A., as Issuing Bank, UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”) and CITIGROUP GLOBAL MARKETS INC. and UBS SECURITIES LLC, as joint lead arrangers (collectively and in such capacities, the “Joint Lead Arrangers”) and as joint bookrunners, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security

F-1-1

Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

F-1-2

SECURE COMPUTING CORPORATION, as Borrower

By:
Name:
Title:

F-1-3

EXHIBIT F-2

[Form of]

REVOLVING NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, Secure Computing Corporation, a Delaware corporation (“Borrower”), hereby promises to pay to the order of [            ] (the “Lender”) on the Revolving Facility Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)             DOLLARS ($            ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.18 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.10 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Facility Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.07 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of August [31], 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SECURE COMPUTING CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Loan Party party thereto, the Lenders party thereto from time to time, CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as Swingline Lender, CITIBANK, N.A., as Issuing Bank, UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”) and CITIGROUP GLOBAL MARKETS INC. and UBS SECURITIES LLC, as joint lead arrangers (collectively and in such capacities, the “Joint Lead Arrangers”) and as joint bookrunners, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security

F-2-1

interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

F-2-2

SECURE COMPUTING CORPORATION, as Borrower

By:
Name:
Title:

F-2-3

EXHIBIT G

[Form of]

INTERCOMPANY NOTE

New York, New York

[date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in the Credit Agreement dated as of August [31], 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SECURE COMPUTING CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Loan Party party thereto, the Lenders party thereto from time to time, CITICORP USA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as Swingline Lender, CITIBANK, N.A., as Issuing Bank, UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”) and CITIGROUP GLOBAL MARKETS INC. and UBS SECURITIES LLC, as joint lead arrangers (collectively and in such capacities, the “Joint Lead Arrangers”) and as joint bookrunners. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and the Administrative Agent, the Issuing Bank and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself, the Issuing Bank and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[Signature Pages Follow]

SECURE COMPUTING CORPORATION

By:
Name:
Title:

CIPHERTRUST, INC.

By:
Name:
Title:

PEACH ACQUISITION CORP.

By:
Name:
Title:

WEBWASHER AG

By:
Name:
Title:

SECURE COMPUTING GmbH

By:
Name:
Title:

SECURE COMPUTING AUSTRALIA PTY. LTD.

By:
Name:
Title:

SECURE COMPUTING SARL

By:
Name:
Title:

SECURE COMPUTING JAPAN KK

By:
Name:
Title:

CYBERGUARD JAPAN KK

By:
Name:
Title:

CYBERGUARD PTY. LTD.

By:
Name:
Title:

SECURE COMPUTING CONSULTING (SHANGHAI) CO. LTD

By:
Name:
Title:

CYBERGUARD EUROPE LTD.

By:
Name:
Title:

SECURE COMPUTING CORPORATION —HONG KONG BRANCH

By:
Name:
Title:

CIPHERTRUST EUROPE LIMITED

By:
Name:
Title:

CIPHERTRUST FRANCE EURL

By:
Name:
Title:

CIPHERTRUST CANADA LIMITED

By:
Name:
Title:

CIPHERTRUST HONG KONG LIMITED

By:
Name:
Title

CIPHERTRUST NETHERLANDS B.V.

By:
Name:
Title:

CIPHERTRUST SINGAPORE PTE LIMITED

By:
Name:
Title:

CIPHERTRUST, K.K

By:
Name:
Title:

CIPHERTRUST AUSTRALIA PTY LIMITED

By:
Name:
Title:

CIPHER SOLUTIONS INDIA PRIVATE LIMITED

By:
Name:
Title:

CIPHERTRUST GERMANY GmbH

By:
Name:
Title: